   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1997

                                                  Registration No. 333-15681
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                               AMENDMENT NO. 2 TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------
                            ALLEGIANT BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                MISSOURI                                  43-519382
       (State or jurisdiction of                       (I.R.S. Employer
     incorporation or organization)                 Identification Number)

                             7801 Forsyth Boulevard
                           St. Louis, Missouri  63105
                                 (314) 726-5000
         (Address and telephone number of principal executive offices)

                       ----------------------------------
                                 Shaun R. Hayes
                                   President
                             7801 Forsyth Boulevard
                           St. Louis, Missouri  63105
                                 (314) 726-5000
           (Name, address, and telephone number of agent for service)

                       ----------------------------------
                                    Copy to:
                              Thomas A. Litz, Esq.
                                Thompson Coburn
                                   Suite 3400
                             One Mercantile Center
                           St. Louis, Missouri  63101
                                 (314) 552-6000

                       ----------------------------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration
Statement.

   If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                  Proposed maximum                                  Amount of
Title of each class of                         Amount to be        offering price         Proposed maximum         registration
securities to be registered                     registered            per unit        aggregate offering price         fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...              567,750 shares           $9.375                $5,322,656             $1,612.93<F1>
====================================================================================================================================

<F1>The Company paid a registration fee of $1,550.33 on November 6, 1996.
    Since November 6, 1996, the proposed aggregate offering price increased from $5,116,083 to $5,322,656 and the registration fee increased from $1,550.33 to $1,612.93 due to issuance of additional shares. The Company is paying an additional $62.60 with the filing of this Amendment No. 2.

                       ----------------------------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                             SUBJECT TO COMPLETION

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
* INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A       *
* REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE *
* SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR    *
* MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT  *
* BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR *
* THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE    *
* SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE  *
* UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS   *
* OF ANY SUCH STATE.                                                          *
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *



                PRELIMINARY PROSPECTUS DATED JANUARY __, 1997

PROSPECTUS
                                 567,750 Shares

                            ALLEGIANT BANCORP, INC.

                                  COMMON STOCK


   Allegiant Bancorp, Inc., a Missouri corporation (the "Company"), is offering for sale, on a "best efforts" basis, up to 567,750 shares of its common stock, $0.01 par value ("Common Stock"), to its shareholders of record at the close of business on January 15, 1997 (the "Record Date"). The offering consists of the issuance of a nontransferable right to subscribe ("Subscription Right") for the purchase of 0.25 additional shares of Common Stock, at $9.375 per share (the "Subscription Price"), for every one share held on the Record Date. Fractional shares will not be issued. Shareholders who exercise their Subscription Rights in full may purchase additional shares of Common Stock, at the Subscription Price pursuant to a nontransferable oversubscription privilege ("Oversubscription Privilege"). See "The Offering." On the Record Date, there were 2,271,000 shares of Common Stock outstanding. The Subscription Rights give each shareholder of the Company the opportunity to at least maintain his or her proportionate interest in the equity of the Company.


   All subscriptions are irrevocable. No minimum sale of shares of Common Stock by the Company is required. If at the Offering Termination Date (as defined below) fewer than all of the shares of Common Stock offered hereby shall have been subscribed for, subscriptions which have been accepted by the Company shall remain effective, and this offering shall terminate with respect to the unsubscribed shares of Common Stock.


   The officers and directors of the Company and members of their immediate families or entities which they control have indicated their intention to purchase in the offering an aggregate of at least 218,932 shares of Common Stock or shares of Common Stock having an aggregate purchase price of at least $2,052,487, subject to proration to the extent of any oversubscription. See "Security Ownership by Management."

   The Common Stock is traded on the Nasdaq National Market under the symbol "ALLE." On January 21, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $13.50 per share. See "Price Range of Common Stock and Dividends." See "The Offering" for factors which were considered in determining the Subscription Price.

  THE SUBSCRIPTION RIGHTS AND THIS OFFERING EXPIRE AT 5:00 P.M.,
ST. LOUIS TIME, ON FEBRUARY 24, 1997, UNLESS FURTHER EXTENDED OR EARLIER TERMINATED BY THE COMPANY, IN ITS SOLE DISCRETION, WITHOUT NOTICE TO SHAREHOLDERS ("OFFERING TERMINATION DATE").

  SEE "RISK FACTORS" ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF COMMON
STOCK OFFERED HEREBY.


  THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS
ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES ADMINISTRATION NOR HAS THE COMMISSION OR ANY STATE SECURITIES ADMINISTRATION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------


                                             (Cover page continued on next page)

=====================================================================================================
                                                   Underwriting Discounts
                         Subscription Price         and Commissions<F1>       Proceeds to Company<F2>
-----------------------------------------------------------------------------------------------------
Per Share                     $9.375                       None                      $9.375
-----------------------------------------------------------------------------------------------------
Total<F3>                   $5,322,656                     None                    $5,322,656
=====================================================================================================

<F1>  The Common Stock will be sold by the Company and no underwriting discounts or commissions will be paid in connection with such sales. No special or other compensation will be paid to directors, officers and employees of the Company in connection with this offering. See "The Offering."

<F2>  Before deducting expenses payable by the Company estimated at $100,000.

<F3>  Assumes the purchase of all 567,750 shares of Common Stock offered hereby.

                              --------------------

   Funds received upon exercise of Subscription Rights will not be held in escrow pending conclusion of the offering. Funds received upon exercise of Oversubscription Privileges will be held in escrow until the Offering Termination Date. See "The Offering." Payments for subscriptions that are not accepted will be returned without interest. Delivery of stock certificates will be made as soon as practicable after the Offering Termination Date.
                              --------------------

              The date of this Prospectus is January, 1997.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   The Company has filed a Registration Statement (the "Registration Statement") with the Commission under the Securities Act, with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from such office upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.


   PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT.
When used in this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Documents relating to the Company, excluding exhibits unless specifically incorporated therein, are available, without charge, upon written or oral request to Christy Siburt, Investor Relations, Allegiant Bancorp, Inc., 7801 Forsyth Boulevard, St. Louis, Missouri 63105; telephone number (314) 726-5000.

   The following documents filed with the Commission by the Company under the Exchange Act are incorporated herein by reference:

   (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

   (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and
         September 30, 1996.

   (c) The description of the Common Stock set forth in Item 11 of the Company's Registration Statement on Form 10-SB (Reg. No. 0-26350), filed with the Commission on June 30, 1995 and any amendment or report filed for the purpose of updating such description.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and through the Offering Termination Date shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to the Company contained in this Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY


   The following is a summary of certain information contained in this Prospectus. This summary is provided for convenience and is qualified in its entirety by the detailed information and financial statements, including the notes hereto, appearing elsewhere in this Prospectus. All share and per share information in this Prospectus has been adjusted to reflect: a six-for-five stock split (in the form of a stock dividend) paid January 1994;
a two-for-three stock split (in the form of a stock dividend) paid January 1995; a 10% stock dividend paid January 1996; and a 10% stock dividend paid
January 1997. See "Price Range of Common Stock and Dividends."


                                  THE COMPANY

   Allegiant Bancorp, Inc. (the "Company") is a bank holding company which owns all of the capital stock of Allegiant Bank, a Missouri state-chartered bank (the "Bank"). The Bank provides personal and commercial banking and related financial services from six locations in the St. Louis Standard Metropolitan Statistical Area ("St. Louis SMSA"), the 16th largest metropolitan area in the United States, and two locations in Northeast Missouri. Allegiant Mortgage Company (the "Mortgage Company"), a wholly-owned subsidiary of the Bank, offers residential loans primarily to customers in the St. Louis market.


   The Company was organized in May 1989 and acquired Allegiant State Bank at that time. The Company acquired Allegiant Bank in 1990. Effective January 1995, Allegiant State Bank merged into Allegiant Bank. Unless the context indicates otherwise, references herein to the "Company" or "Allegiant" refer to Allegiant Bancorp, Inc. and its subsidiaries. The address of the Company's principal executive offices is 7801 Forsyth Boulevard, St. Louis, Missouri 63105; telephone: (314) 726-5000.

   As of September 30, 1996, the Company reported, on a consolidated basis, total assets of $351.2 million, net loans of $271.5 million, deposits of $267.9 million and shareholders' equity of $15.3 million.


                          RECENT DEVELOPMENT

   The Company reported that net income for the year ended December 31, 1996 increased 42% to $1.8 million or $.76 per share, from $1.3 million, or $.62 per share, in 1995. For the fourth quarter of 1996, the Company's reported net income was $405,000, or $.17 per share, compared to net income of $268,000, or $.11 per share, in the fourth quarter of 1995.

   The Company also reported as of December 31, 1996, total assets increased 35% to $377.6 million from $280.4 million at year-end 1995. Total deposits as of December 31, 1996 increased 33% to $308.7 million from $231.3 million at the end of 1995, while loans outstanding increased 61% to $291.9 million from $181.5 million at December 31, 1995.

                                                      THE OFFERING
Securities Offered                                               567,750 shares of Common Stock. As of the Record
                                                                 Date, there were 2,271,000 shares of Common Stock
                                                                 outstanding.<F1>

Subscription Right                                               For every one share of Common Stock held of record as
                                                                 of the Record Date, a shareholder will have the
                                                                 nontransferable Subscription Right to subscribe for
                                                                 0.25 of a share of Common Stock. No fractional
                                                                 shares will be issued.

----------------
<F1>  Does not include: (i) 481,524 shares of Common Stock
      reserved for issuance upon exercise of outstanding stock options; and (ii) 115,852 shares of Common Stock reserved for issuance upon exercise of outstanding warrants.


                                    - 5 -

Subscription Price                                               $9.375 per share.

Oversubscription
Privilege                                                        Any shareholder who has exercised his or her Subscription Rights in full may also subscribe, at the Subscription Price, for shares not purchased through the exercise of Subscription Rights of others, subject to allotment of available shares.

Offering
Termination Date                                                 5:00 p.m., St. Louis time, on February 24, 1997, unless further extended or earlier terminated by the Company in its sole
                                                                 discretion without notice to shareholders.

Conditions                                                       Consummation of the sale of shares of Common Stock
                                                                 pursuant to this offering is not conditioned upon the
                                                                 sale of any minimum number of shares. Therefore, if
                                                                 at the Offering Termination Date fewer than all
                                                                 shares offered hereby shall have been subscribed for,
                                                                 subscriptions which shall have been accepted by the
                                                                 Company shall remain effective, and this offering
                                                                 shall terminate with respect to the unsubscribed
                                                                 shares. All subscriptions in this offering are
                                                                 irrevocable by subscribers.

Release of Funds and
Share Certificates                                               All funds received by the Company upon exercise of
                                                                 the Subscription Rights will not be held in escrow
                                                                 and will be immediately available for use by the
                                                                 Company. All funds received by the Company in
                                                                 connection with the Oversubscription Privilege will
                                                                 be deposited at the Bank in a special, segregated
                                                                 account. The subscription funds deposited in the
                                                                 special segregated account will be released:  (i) to
                                                                 any subscriber, without interest, at the time his or
                                                                 her oversubscription is rejected by the Company (or a
                                                                 portion of such funds, if any oversubscription is
                                                                 rejected in part by the Company); or (ii) to the
                                                                 Company after the Offering Termination Date.

                                                                 Certificates for shares subscribed for and accepted
                                                                 by the Offering Termination Date will be delivered as
                                                                 soon as practicable thereafter, which the Company
                                                                 expects will be within 15 days after such date.

Risk Factors                                                     Investment in the shares involves certain risks.
                                                                 Investors are advised to review carefully this
                                                                 Prospectus in its entirety, especially the section
                                                                 entitled "Risk Factors."

Dividends                                                        The Company's current policy is to pay cash dividends
                                                                 on the Common Stock at the rate of $0.025 per share
                                                                 quarterly in January, April, July and October of each
                                                                 year. In October 1996, the Company's

                                    - 6 -

                                                                 Board of Directors announced an increase in the
                                                                 dividend policy to a rate of $0.03 per share
                                                                 beginning with the regular quarterly dividend
                                                                 scheduled for April 1997. Since 1993, the Board of
                                                                 Directors has declared stock dividends each year
                                                                 in varying amounts. Although the Board of
                                                                 Directors anticipates paying cash and/or
                                                                 stock dividends in the future, no assurance can be
                                                                 given that such dividends will be paid. The
                                                                 Company's dividend policy will be reviewed
                                                                 periodically. See "Price Range of Common Stock and
                                                                 Dividends."

Use of Proceeds                                                  For working capital and general corporate purposes,
                                                                 including contributing all or a substantial portion
                                                                 of such proceeds to the Bank to support continued
                                                                 growth of the Bank. See "Use Of Proceeds."

                                             SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                               NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,                        ENDED SEPTEMBER 30,
                                              -----------------------------------------------------     -------------------------
                                                1992          1993           1994           1995           1995          1996
                                                ----          ----           ----           ----           ----          ----
INCOME STATEMENT DATA:
   Interest income                            $  4,203     $    5,585     $    9,994     $   19,252     $   14,034     $   18,347
   Interest expense                             (2,133)        (2,675)        (4,584)       (11,206)        (7,950)       (10,639)
                                              --------     ----------     ----------     ----------     ----------     ----------
     Net interest income                         2,070          2,910          5,410          8,046          6,084          7,708
   Other income                                    247            282            513            654            497            732
   Other expenses                               (2,011)        (2,546)        (3,764)        (5,625)        (4,194)        (5,182)
   Provision for possible loan losses             (108)          (233)          (849)          (977)          (717)          (950)
                                              --------     ----------     ----------     ----------     ----------     ----------
     Income before income taxes                    198            413          1,310          2,098          1,670          2,308
                                              --------     ----------     ----------     ----------     ----------     ----------
   Provision for income taxes                      (78)          (161)          (509)          (823)          (663)          (905)
                                              --------     ----------     ----------     ----------     ----------     ----------
   Net income                                 $    120     $      252     $      801     $    1,275     $    1,007     $    1,403
                                              ========     ==========     ==========     ==========     ==========     ==========

   Shares outstanding (at period-end)          846,821      1,500,400      1,566,043      2,187,937      2,185,657      2,196,174
   Adjusted average shares outstanding         852,110      1,076,791      1,520,222      2,056,432      1,913,039      2,367,965

PER SHARE DATA:
   Period-end book value per
    common share                              $   4.60     $     4.99     $     5.40     $     6.37     $     6.30     $     6.97
   Net income per share                           0.14           0.23           0.53           0.62           0.53           0.59
   Cash dividends declared per share                --           0.02           0.04           0.07           0.05           0.07

BALANCE SHEET DATA (AT PERIOD-END):
   Total assets                               $ 68,782     $  104,416     $  171,927     $  280,386     $  240,703     $  351,204
   Investment securities                        14,434         23,063         40,888         73,211         55,840         62,308
   Total loans                                  45,600         69,773        121,393        181,544        167,028        274,260
   Total deposits                               61,624         90,686        134,884        231,309        189,010        267,873
   Long-term debt                                2,400          2,200          9,804         19,719         22,919         15,580
   Shareholders' equity                          3,894          7,487          8,453         13,938         13,760         15,310

                                  RISK FACTORS

   Prospective purchasers of Common Stock offered hereby should consider carefully the risk factors set forth below, as well as the other information set forth in this Prospectus, in determining whether to purchase the Common Stock. This Prospectus contains forward-looking statements which are inherently subject to risks and uncertainties. Cautionary statements made herein should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus or the documents incorporated by reference herein. The Company's actual results could differ materially from those currently anticipated due to a number of factors, including, without limitation, the following: possible adverse effects of federal and state laws and regulations applicable to the Company's financial services operations; credit risk inherent in the Bank's loan portfolio; dependence upon economic conditions in the Company's markets; interest rate risk inherent in the Company's investment and loan portfolios; and risks associated with the Company's growth strategy, as well as the other factors discussed in this Prospectus and the documents incorporated by reference herein.

REGULATORY RISK

   The banking industry is heavily regulated. These regulations are intended to protect depositors, not shareholders. The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (the "FDIC") and the Missouri Division of Finance (the "Division of Finance"), while the Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The burden imposed by Federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. The banking industry continues to lose market share to its competitors. In addition, legislative reactions to the problems of the thrift industry during the 1980s have added to the regulatory burden on banks.

   In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. FDICIA amended numerous Federal banking statutes and has required the bank regulatory agencies to adopt regulations for implementing many provisions of FDICIA. Regulators have been given substantially more power over banks, including the ability to move quickly without interference to remove management or directors. FDICIA also directs regulators to close or transfer troubled institutions before they become insolvent. FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, which have resulted and will continue to result in increased operating expenses.
See "Supervision and Regulation."

CREDIT RISK

   The greatest risk facing lenders generally is credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of the loan agreements. There can be no assurance that the Company's future results of operations or financial condition will not be adversely affected by failure of borrowers to pay principal and interest obligations on loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Years Ended December 31, 1994 and 1995--Risk Management--Credit Risk."

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

   The Bank's concentration of loans in the State of Missouri exposes it to risks resulting from changes in the local economy. The business of the Bank could be adversely affected by recessionary and economic conditions in its markets or by a dramatic decrease in real estate values therein. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations--Years Ended December 31, 1994 and 1995--Risk Management--Exposure to Local Economic Conditions."

INTEREST RATE RISK

   The Company's earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Although the Company believes that maturities of the Bank's assets are well balanced in relation to maturities of liabilities (gap management), gap management is not an exact science. Rather, it involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Moreover, rate changes can vary depending upon the level of rates and competitive factors. From time to time, maturities of assets and liabilities may not be balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of the Company. See "Management's Discussion and Analysis of Financial
Condition and Results of Operations--Years Ended December 31, 1994 and 1995--Risk Management--Interest Rate Risk."


DEPOSIT MIX

   Certificates of deposit accounted for approximately 56% and 58%, respectively, of the Bank's total deposits as of December 31, 1995 and September 30, 1996. Many of such certificates of deposit were purchased by customers in response to promotions offering above-market interest rates. Payment of premium interest rates by the Bank adversely affects the Bank's interest rate spread. Moreover, the Bank's concentration of deposits in certificates of deposit could have a negative impact on the stability of its deposits as purchasers of certificates of deposit may not redeposit the proceeds of their certificates of deposit after the certificates of deposit mature, particularly if the Bank then is not offering promotional rates. There can be no assurance the concentration of the Bank's deposits in certificates of deposit will not have a material adverse effect on the Bank's future results of operation or liquidity.


NO ASSURANCE OF FUTURE GROWTH

   There can be no assurance that the Company will continue to achieve growth in assets and earnings. The Company's ability to achieve such growth will be dependent upon numerous factors, including the intensity of competition for deposits and loans with other bank and non-bank financial institutions, the availability of suitable opportunities to make loans, selection of suitable branch sites on favorable terms, avoidance of credit losses, hiring and training of personnel, depth in management and adequate financing.


COMPETITION

   The Company encounters substantial competition for deposits and loan customers in the markets in which it competes. The Company's principal competitors include other financial institutions such as banks, savings and loan institutions and credit unions, and a number of other non-bank competitors such as insurance companies, small loan companies, finance companies and mortgage companies. Many of the Company's non-bank competitors are not subject to the same extensive Federal and state regulations which govern the Company and, as a result, have a competitive advantage over the Company in providing certain services. Many of the financial institutions with which the Company competes are larger and have substantially greater financial resources than the Company.

CONTROL BY MANAGEMENT


   The Company's directors and executive officers currently beneficially own approximately 1,386,360 shares of Common Stock (approximately 60% of the shares of Common Stock outstanding) including shares of Common Stock subject to options, warrants and Convertible Debentures that may be acquired upon exercise or conversion within the next 60 days. This controlling ownership will enable such persons to continue to possess voting control on corporate matters for the foreseeable future. The Company's officers and directors or members of their immediate families or entities which they control have indicated their intention to purchase 218,932 shares of Common Stock in the offering, which could materially increase their respective beneficial ownership of Common Stock. See "Security Ownership by Management."



NO ASSURANCE OF CASH OR STOCK DIVIDENDS

   There is no assurance that the Company will have sufficient cash available to declare cash dividends to its shareholders in the future. The payment of cash dividends is subject to the discretion of the Company's Board of Directors and will be dependent upon many factors, including the Company's earnings and the earnings of the Bank, their capital needs and other financial considerations. In addition, the Company is presently limited in its ability to pay cash dividends on the Common Stock without the consent of its lender. Management anticipates that for the foreseeable future, the Company will follow a policy of retaining earnings in order to meet capital and loan loss reserve requirements and to finance the expansion and development of its business. Although the Company has paid stock dividends over the past five years, there can be no assurance that it will pay stock dividends in the future. See "Price Range of Common Stock and Dividends."

RELIANCE ON MANAGEMENT

   The success of the Company will depend to a large extent on the quality of management provided by the senior management of the Company and the Bank, the loss of certain of whom would adversely affect the Company. Other than a $2 million policy on the life of Shaun R. Hayes, the President of the Company, the Company does not presently own, or intend to purchase, insurance covering the lives of the senior management of the Company and the Bank. There can be no assurance that the services of the senior management of the Company will continue to be available.

BEST EFFORTS OFFERING

   The shares of Common Stock are being offered by the Company on a "best efforts" basis. Accordingly, there can be no assurance that all of the shares will be sold. No minimum number of shares is required to be sold under the terms of this offering. Upon the Company's acceptance of a subscription other than pursuant to the Oversubscription Privilege, the funds will be available for use by the Company. All subscriptions will be irrevocable by subscribers. Those subscriptions accepted by the Company as of the Offering Termination Date will constitute the shares sold in this offering.

SHARES ELIGIBLE FOR FUTURE RESALE


   Upon consummation of the offering, the Company will have outstanding an aggregate of 2,838,750 shares of Common Stock (assuming the Subscription Rights are fully exercised). Future sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options and warrants, and the conversion of debentures) by the Company's current shareholders after the offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

One hundred eight thousand nine hundred shares of Common Stock, which were privately placed in May 1995, will become eligible for resale in May 1997, subject to compliance with the terms and conditions of Rule 144. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. See "Shares Eligible for Future Sale."

MARKET FOR COMMON STOCK

   Although the Common Stock is listed on the Nasdaq National Market, there has been only limited trading in the Common Stock. There can be no assurance that an active market for the Common Stock will develop in the foreseeable future. Investors in the shares of Common Stock must, therefore, be prepared to assume the risk of their investment for an indefinite period of time.


STOCK NOT AN INSURED DEPOSIT

   Investments in the shares of Common Stock are not deposits insured against loss by the FDIC or any other entity.

DETERMINATION OF OFFERING PRICE

   The Subscription Price of the shares of Common Stock in this offering has been determined by the Board of Directors of the Company. The Subscription Price of the Common Stock does not necessarily reflect the price at which the Common Stock would sell in the market following this offering. See "The Offering--Determination of Subscription Price."

                                  THE OFFERING

SUBSCRIPTION RIGHTS


   The Company, through its officers and directors, is offering to the holders of its Common Stock of record at the close of business on January 15, 1997 (the "Record Date"), the nontransferable right to subscribe (the
"Subscription Right"), at $9.375 per share (the "Subscription Price"), for
0.25 shares of Common Stock of the Company for every one share held on the Record Date.

   THE DIRECTORS AND OFFICERS OF THE COMPANY AND MEMBERS OF THEIR IMMEDIATE FAMILIES OR ENTITIES WHICH THEY CONTROL HAVE INDICATED THEIR INTENTION TO PURCHASE IN THIS OFFERING AN AGGREGATE OF AT LEAST 218,932 SHARES OR SHARES HAVING AN AGGREGATE PURCHASE PRICE OF AT LEAST $2,052,487, SUBJECT TO PRORATION TO THE EXTENT OF ANY OVERSUBSCRIPTION.


   No director or officer will be entitled to receive any commissions or other compensation in connection with selling such shares, but any of them may be reimbursed by the Company for reasonable expenses, if any, incurred in connection with the sale of the shares.

OVERSUBSCRIPTION PRIVILEGE

   Any shareholder who has exercised his or her Subscription Rights in full will have the nontransferable right to subscribe ("Oversubscription Privilege"), at the Subscription Price, for additional shares not purchased through the exercise of Subscription Rights of others, subject to allotment as more fully described below.

   Oversubscriptions must be accompanied by a cash payment in full for the number of shares requested thereunder, as more fully described in the Subscription Certificate. If the shares available are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the available shares will be allotted pro rata (subject to eliminating fractional shares) among shareholders who exercise the Oversubscription Privilege, proportionately based upon the number of shares subscribed for pursuant to the Oversubscription Privilege. Allegiant Bank, the "Subscription Agent," will refund, without interest, payments received in excess of the amount required to pay for the shares allotted for purchase.

SUBSCRIPTION CERTIFICATES

   The Subscription Rights and Oversubscription Privilege are represented by a nontransferable subscription certificate the form of which is included as Exhibit A to this Prospectus (the "Subscription Certificate") which sets forth the total number of Subscription Rights to which each shareholder is entitled. Subscription Rights may be exercised in whole or in part. No subscriber may subscribe for fractional shares of Common Stock. All fractional shares will be rounded to the next lowest whole share.


OFFERING EXPIRATION DATE


   This offering will expire at 5:00 p.m., St. Louis time, on February 24, 1997 (the "Offering Termination Date"), unless further extended or earlier terminated by the Company, in its sole discretion, without notice to shareholders. Any rights to purchase shares of Common Stock evidenced by the Subscription Certificates will thereafter be void.



SUBSCRIPTION PROCEDURE

   To subscribe for shares of Common Stock, a shareholder must complete the Subscription Certificate and deliver the Subscription Certificate, together with full payment of the Subscription Price for all shares subscribed for, to the Subscription Agent, at the following address:

                                 Allegiant Bank
                             7801 Forsyth Boulevard
                            Clayton, Missouri 63105
                          Attention:  Rights Offering


   When using the United States mail, sufficient time must be allowed for the Subscription Certificate to be delivered to the Subscription Agent prior to the Offering Termination Date. Late delivery will not be accepted unless the Company, in its sole discretion, otherwise determines. The Subscription
Price must be paid in full in United States currency in cash or by check, bank draft, money order or wire transfer (as provided in the Subscription Exercise Form) payable to Allegiant Bancorp, Inc. Subscriptions are irrevocable following receipt by the Subscription Agent. It is suggested that an exact copy of the completed Subscription Certificate be retained by each subscriber for his or her records. Stock certificates representing Common Stock issued in this offering will be delivered as soon as practicable after the Offering Termination Date, which is expected to be within 15 days after such date.


   All executed Subscription Certificates must be in a form satisfactory to the Company. Once made, subscriptions are irrevocable, and no alternative, conditional or contingent subscriptions will be accepted. The Company reserves the right to waive any irregularities or conditions, and the Company's interpretations of the terms and conditions of this offering shall be final and binding. Any irregularities in connection with subscriptions must be cured within such time as the Company shall determine, unless waived. The Company is not under any duty to give notification of defects in subscriptions and it will not have any liability for failure to give notifications. Subscriptions will not be deemed to have been made until such irregularities have been cured or waived. Defective subscriptions and subscriptions not accepted by the Company will be promptly returned, without interest, to the subscriber.


SUBSCRIPTION RIGHTS NOT TRANSFERABLE

   The Subscription Rights granted to shareholders are not transferable other than by will or the laws of descent and distribution. Accordingly, there will be no market for such rights.

   Notwithstanding the foregoing, shareholders may exercise Subscription Rights in respect of shares beneficially owned by them in any form of ownership they choose, so long as they beneficially own the subscribed for shares. For example, a shareholder who owns shares through an individual retirement account may exercise the related Subscription Rights and direct that the shares subscribed for be registered in that individual's name directly.

DETERMINATION OF SUBSCRIPTION PRICE

   The Subscription Price of the shares of Common Stock in this offering has been determined by the Board of Directors of the Company after taking into account prevailing market conditions and a number of other factors, including, but not limited to: (i) the Company's earnings; (ii) the current financial position of the Company; (iii) the experience of the Company's management; (iv) the recent trading history of the Common Stock; (v) current shareholders' equity per share; (vi) the value of similar securities; and
(vii) the Company's position in its industry and its prospects. The Subscription Price of the Common Stock does not necessarily reflect the price at which the Common Stock would sell in the market following this offering.

PURCHASE LIMITATIONS

   The Company reserves the right not to accept any subscriptions under this offering, which due to the number of existing shares held by the subscriber or the number of shares subscribed for, would require prior clearance or approval by regulatory authorities if, at the Offering Termination Date, such clearance or approval has not been obtained. If the Company elects not to issue shares subscribed for in this offering for the above reason, such shares will become available to satisfy subscriptions pursuant to the Oversubscription Privilege.

   Federal law requires that any person who directly or indirectly, or through or in concert with one or more persons, acquires "control" of the Company (defined to include ownership, control or the power to vote 10% or more of a class of voting securities of the Company if no other person will own a greater proportion of that class of voting securities) to provide at least 60 days' prior written notice to the Federal Reserve Board. A person is deemed to have acquired shares which he or she has the right to acquire through the exercise of options, warrants and rights. See "Supervision and Regulation." Therefore, any subscriptions pursuant to this offering which would be subject to such Federal laws may, in the Company's discretion, be deemed void in their entirety or in part, and not accepted by the Company.


ESCROW OF SUBSCRIPTION FUNDS


   Funds received upon exercise of Subscription Rights will not be held in escrow pending conclusion of this offering and will be immediately available to the Company. Funds received upon exercise of the Oversubscription
Privilege will be held in a segregated, non-interest bearing, escrow account at the Bank. The subscription funds deposited in the segregated account will be released:

(i) to any subscriber, without interest, at the time his or her oversubscription is rejected by the Company (or a portion of such funds, if any oversubscription is rejected in part by Company); or (ii) to the Company after the Offering Termination Date.


   Certificates for shares subscribed for and accepted are expected to be issued within 15 days after the Offering Termination Date.

OFFEREES IN NON-QUALIFIED STATES AND FOREIGN JURISDICTIONS

   The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of Common Stock reside. Notwithstanding the foregoing, no person will be offered or receive shares of Common Stock if such person resides in a foreign country or resides in a state of the United States with respect to which any of the following apply: (i) the granting of Subscription Rights or the offer or sale of the shares of Common Stock to such persons would require the Company or its officers or directors, under the securities laws of such state, to register as a broker, dealer, salesman or selling agent, or to register or otherwise qualify the shares of Common Stock for sale in such state; or (ii) such registration or qualification would be impracticable for reasons of cost or otherwise.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of the distribution (the "Distribution"), receipt, exercise and/or lapse of the Subscription Rights and Oversubscription Privileges (collectively, the "Rights") to the Company and to certain Company shareholders. The discussion does not address all aspects of federal income taxation that may be applicable to Company shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Rights Distribution that may be applicable to Company shareholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their Common Stock as part of a "straddle", "hedge" or "conversion transaction." In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result each Company shareholder should consult his or her own tax advisor to determine the specific tax consequences of the receipt, exercise or lapse of the Rights to such shareholder. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion assumes that shares of Common Stock are held as capital assets (within the meaning of Section 1221 of the Code).

Federal Income Tax Consequences to Company. The Company will not recognize gain or loss upon the Distribution, or upon the receipt, exercise and/or lapse of the Rights.

Federal Income Tax Consequences to Shareholders. Shareholders who receive their Rights in the Distribution will have the following federal income tax consequences:

      Receipt of the Rights. No gain or loss will be recognized by shareholders upon the receipt of Rights in the Distribution.

      Basis of the Rights. The basis of Rights received in the Distribution and subsequently allowed to lapse will be zero. Except as provided in the following sentence, the basis of the Rights received in the Distribution and subsequently exercised also will be zero. If, however, either (i) the fair market value of the Rights on the date of the Distribution is 15% or more of the fair market value (on the date of the Distribution) of the Common Stock with respect to which they are received or (ii) the shareholder properly elects, in accordance with procedures set forth in Treasury Regulation
Section 1.307-2, to allocate part of the basis of such Common Stock to the Rights (the "Basis Election"), then the shareholder's basis in such Common Stock will be allocated between the Common Stock and the Rights in proportion to the fair market values of each on the date of Distribution.
The Company is unsure whether the value of a right on the proposed date of issuance will be more or less than 15% of the fair market value of the Common Stock in question.

As a result, shareholders desiring to allocate a portion of their Common Stock basis to Rights that will be exercised may wish to consider making a Basis Election.

      Exercise of the Rights; basis and holding period of Common Stock. No gain or loss will be recognized by shareholders upon the exercise of Rights received in the Distribution. The basis of Common Stock acquired through exercise of the Rights will be equal to the sum of the Subscription Price therefor and the shareholder's basis in such Rights (if any). The holding period for the Common Stock acquired through exercise of the Rights will begin on the date the Rights are exercised.

      Lapse of the Rights. No gain or loss will be recognized by shareholders upon the lapse of Rights received in the Distribution, and no adjustment in respect of Rights allowed to lapse will be made to the basis of Common Stock owned by such shareholders.

      THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING TO CERTAIN COMPANY SHAREHOLDERS AND DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH COMPANY SHAREHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH COMPANY SHAREHOLDER. ACCORDINGLY, EACH COMPANY SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

                                USE OF PROCEEDS


   The net proceeds from the sale of 567,750 shares of Common Stock offered hereby, estimated at approximately $5.3 million if all of the shares of Common Stock offered hereby are purchased, will be added to the Company's working capital and used for general corporate purposes, including, without limitation, contributing all or a substantial portion of such proceeds to the Bank to support continued growth of the Bank. Pending application of the net proceeds, the Company may invest such net proceeds primarily in short-term liquid investments.

   The following table sets forth the amount of net proceeds from the offering which would be available to the Company if fewer than all of the shares offered hereby are sold. If fewer than all of the shares offered hereby are sold, the net proceeds will also be used as set forth above.


   ASSUMED NUMBER                       NET PROCEEDS TO
   OF SHARES SOLD                           COMPANY
   --------------                       ---------------
   137,500 shares                         $1.2 million
   275,000 shares                         $2.5 million
   412,500 shares                         $3.8 million


   Expenses payable by the Company in connection with the offering are estimated at $100,000 and include printing, mailing, legal, accounting and other related costs of this offering. See "The Offering."

   The following table reflects certain capital ratios of the Company at September 30, 1996, and as adjusted to give effect to the sale of approximately 50% and 100% of the shares of Common Stock offered hereby:


                                                ACTUAL AT               PRO FORMA AT
                                            SEPTEMBER 30, 1996   SEPTEMBER 30, 1996<F1><F2>
                                            ------------------   --------------------------
                                                                   275,000       567,750
                                                                 SHARES SOLD   SHARES SOLD
                                                                 -----------   -----------
   Shareholders' equity to total assets           4.33%             5.02%          5.79%
   Tier 1 capital to risk-weighted assets         6.18              7.23           8.37
   Total capital to risk-weighted assets          8.76              9.82          10.96
   Leverage capital ratio                         4.61              5.38           6.23

-------------------------------------

<F1>   For purposes of the pro forma information, it is assumed
       that the Company's total assets will increase by the amount of the estimated net proceeds from the offering.

<F2>   Pro forma information assumes a risk-weighting factor of
       68% (the average risk-weighting factor for the Company's total assets at September 30, 1996) for the net proceeds from the offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Management and Resources."


   While the additional capital raised by this offering is intended to support the future growth of the Company, there is no assurance that such additional capital will result in such growth or profitability.

   The Company expects to add branch locations, including a proposed branch in St. Charles County which is planned for the first half of 1997. It also intends to be receptive to opportunities to acquire other financial institutions, or branches of other financial institutions, if such actions are deemed to be consistent with the Company's objectives. The Company has no present plans to open additional branches other than in St. Charles, and it neither has any present understandings or commitments, nor is it currently engaged in active negotiations, pertaining to the acquisition of branches or financial institutions; however, a portion of the proceeds of this offering could be utilized for such purposes.

                          PRICE RANGE OF COMMON STOCK
                                 AND DIVIDENDS


   The Common Stock (symbol: "ALLE") has been traded on the Nasdaq National Market since May 15, 1996. From September 30, 1995 to such date it was traded on the Nasdaq Small Cap Market. As of September 30, 1996, the number of shareholders of the Common Stock was approximately 750. The following table sets forth the high and low trading prices as well as dividends per share as reported by the Nasdaq since the third quarter of 1995. Such prices reflected interdealer prices, without retail mark-up, mark-down or commission. Prior to the third quarter of 1995, there was no established public trading market for the Common Stock. Accordingly, for periods prior to the third quarter of 1995, the sales prices of actual individual trades of Common Stock have been included in the table below to the extent known to the Company's management.


                                     HIGH                     LOW              DIVIDENDS PAID
                                     ----                     ---              --------------
   1995
   First Quarter                    $ 7.027                 $ 7.027                $0.017
   Second Quarter                     7.027                   7.027                 0.017
   Third Quarter                      7.855                   7.855                 0.017
   Fourth Quarter                    10.227                   8.055                 0.017

   1996
   First Quarter                    $11.023                 $11.023                $0.023
   Second Quarter                    11.023                   9.773                 0.023
   Third Quarter                     11.364                   9.773                 0.023
   Fourth Quarter                    12.343                  12.159                 0.023

   1997
   First Quarter (through
     January 21, 1997)              $13.284                 $12.750                $    -


   The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. Holders of Common Stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose. The Company effected a six-for-five stock split (in the form of a stock dividend) in January 1994, a two-for-three stock split (in the form of a stock dividend) in January 1995, a 10% stock dividend in January 1996 and a 10% stock dividend in January 1997.

   In October 1996, the Company's Board of Directors announced an increase in the dividend policy to a rate of $0.03 per share quarterly beginning with the regular quarterly dividend scheduled for the first quarter of 1997.


   Cash available for dividend distribution to the holders of Common Stock must initially come from dividends paid to the Company by the Bank. Accordingly, restrictions on the Bank's cash dividend payments directly affect the payment of cash dividends by the Company. There can be no assurance that the Board of Directors will declare any stock splits or stock dividends in the future.


   The FDIC and/or the Division of Finance has the authority to prohibit the payment of cash dividends by the Bank when it determines such payment to be an "unsafe or unsound banking practice" under the then existing circumstances. The Federal Deposit Insurance Corporation Act generally prohibits all payments of dividends by any bank which is in default of any assessment to the FDIC. The Company's bank loan agreement also restricts the amount of dividends the Company may pay. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Deposits."

                                 CAPITALIZATION

   The following table sets forth the actual capitalization of the Company as of September 30, 1996, and as adjusted to reflect the issuance and sale of 275,000 shares (approximately one-half of those offered hereby) and 567,750 shares (all of those shares offered hereby) at an offering price of $9.375 per share, and the application of the anticipated net proceeds therefrom. This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                       SEPTEMBER 30, 1996
                                                                             ---------------------------------------
                                                                             ACTUAL               AS ADJUSTED
                                                                             ------        -------------------------
                                                                                             275,000       567,750
                                                                                           SHARES<F1>     SHARES<F1>
                                                                                           ----------     ----------
                                                                                      (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
   Note to bank                                                              $ 4,800        $ 4,800        $ 4,800
   Note to FHLB                                                                7,000          7,000          7,000
   10% Convertible Debentures due 9/1/99                                         504            504            504
   Junior debentures                                                           3,276          3,276          3,276
                                                                             -------        -------        -------

     Total long-term debt                                                     15,580         15,580         15,580
                                                                             -------        -------        -------

SHAREHOLDERS' EQUITY:
   Common Stock, $0.01 par value;
     7,800,000 shares authorized; issued
     and outstanding actual 2,196,174;
     as adjusted 2,471,174 and 2,763,924 shares, respectively                     20             23             26

   Capital surplus                                                            13,621         16,096         18,838
   Retained earnings                                                           1,731          1,731          1,731

   Net unrealized depreciation on
     securities available for sale                                               (62)           (62)           (62)
                                                                             -------        -------        -------

     Total shareholders' equity                                               15,310         17,788         20,533
                                                                             -------        -------        -------

        Total capitalization                                                 $30,890        $33,368        $36,113
                                                                             =======        =======        =======

-----------------------------------------

<F1>  Amounts do not include an aggregate of 597,376 shares of
      Common Stock issuable: (i) upon exercise of outstanding stock options; (ii) upon exercise of outstanding warrants; and
      (iii) pursuant to options which may be granted under the Company's stock option plans.


                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below as of December 31, 1992, 1993, 1994 and 1995 for the years then ended are derived from the consolidated financial statements of the Company, which have been audited by BDO Seidman, LLP, independent public auditors. The selected consolidated financial data set forth below as of September 30, 1995 and 1996 and for the nine-month periods then ended are derived from unaudited financial statements, but in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial condition and results of operations as of such dates and for such interim periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The consolidated balance sheet as of December 31, 1995 and the consolidated income statements for the years ended December 31, 1994 and 1995 are included elsewhere in this Prospectus. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes and thereto and the other information included in this Prospectus.


                                                                                                            NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                              -----------------------------------------------------     -------------------------
                                                1992          1993           1994           1995           1995           1996
                                                ----          ----           ----           ----           ----           ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
Balance Sheet Data (at period end)
   Total assets                              $  68,782     $  104,416     $  171,927     $  280,386     $  240,703     $  351,204
   Investment securities                        14,434         23,063         40,888         73,211         55,840         62,308
   Total loans                                  45,600         69,773        121,393        181,544        167,028        274,260
   Total deposits                               61,624         90,686        134,884        231,309        189,010        267,873
   Long-term debt                                2,400          2,200          9,804         19,719         22,919         15,580
   Shareholders' equity                          3,894          7,487          8,453         13,938         13,760         15,310

   Average assets                               56,925         84,361        133,466        228,130        218,317        291,656
   Average Shareholders' equity                  3,771          4,611          8,080         11,737         10,678         14,606

Income Statement Data
   Interest income                           $   4,203     $    5,585     $    9,994     $   19,252     $   14,034     $   18,347
   Interest expense                             (2,133)        (2,675)        (4,584)       (11,206)        (7,950)       (10,639)
                                             ---------     ----------     ----------     ----------     ----------     ----------
     Net interest income                         2,070          2,910          5,410          8,046          6,084          7,708
   Provision for possible loan loss               (108)          (233)          (849)          (977)          (717)          (950)
                                             ---------     ----------     ----------     ----------     ----------     ----------
     Net interest income after provision         1,962          2,677          4,561          7,069          5,367          6,758
                                             ---------     ----------     ----------     ----------     ----------     ----------
   Other operating income                          247            282            513            654            497            732
   Other operating expense                      (2,011)        (2,546)        (3,764)        (5,625)        (4,194)        (5,182)
                                             ---------     ----------     ----------     ----------     ----------     ----------
     Income before taxes                           198            413          1,310          2,098          1,670          2,308
   Provision for Income Taxes                      (78)          (161)          (509)          (823)          (663)          (905)
                                             ---------     ----------     ----------     ----------     ----------     ----------
     Net income                              $     120     $      252     $      801     $    1,275     $    1,007     $    1,403
                                             =========     ==========     ==========     ==========     ==========     ==========

   Shares outstanding (at period end)          846,821      1,500,400      1,566,043      2,187,937      2,185,657      2,196,174
   Adjusted average shares outstanding         852,110      1,076,791      1,520,222      2,056,432      1,913,039      2,367,965

Per Share Data
   Book value per Common share               $    4.60     $     4.99     $     5.40     $     6.37     $     6.30     $     6.97
   Primary Earnings per share                     0.14           0.23           0.53           0.62           0.53           0.59
   Cash dividends declared per share                --           0.02           0.04           0.07           0.05           0.07

Selected Financial Ratios
   Return on average total assets                 0.21%          0.30%          0.60%          0.56%          0.62%          0.64%
   Return on average Shareholders' equity         3.18%          5.47%          9.91%         10.86%         12.57%         12.81%
   Net interest margin                            3.64%          3.71%          4.27%          3.71%          3.90%          3.68%
   Efficiency ratio                              86.79%         79.76%         63.55%         64.66%         63.73%         61.40%
   Total operating expense to total
     average assets                               3.53%          3.02%          2.82%          2.47%          1.92%          1.78%
   Average assets per employee               $   1,810     $    1,917     $    1,711     $    2,328     $    2,568     $    3,352

Asset Quality Ratios
   Loan loss reserve to total average loans       1.38%          1.40%          1.64%          1.34%          1.34%          1.27%
   Non-performing loans to total loans            0.05%          0.02%          0.14%          0.17%          0.25%          0.17%
   LLR to total non-performing loans          2,391.30%      5,535.71%        841.04%        691.56%        499.76%        584.55%
   Net charge-offs to average loans               0.00%          0.01%          0.19%          0.19%          0.07%          0.17%

Company Capital Ratios
   Risk-based capital ratio                       6.47%          8.91%         13.04%         13.96%         12.41%          8.76%
   Tier 1 Capital ratio                           5.66%          7.20%          4.88%          4.93%          8.76%          6.18%
   Leverage ratio                                 5.58%          8.07%          8.09%          8.13%          5.70%          4.19%

Bank Capital Ratios
   Risk-based capital ratio                      10.30%         11.03%          9.96%         14.70%         15.78%         10.90%
   Tier 1 Capital ratio                           6.30%          8.28%          7.24%          7.81%         14.41%          9.75%
   Leverage ratio                                 8.79%         11.16%          8.08%          8.54%          9.35%          6.53%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1994 AND 1995

Overview

   Net income for 1995 was $1.3 million, an increase of 59% from $801,000 in 1994. On a per share basis, net income increased 18% to $.68 from $.58 a year earlier. This lower percentage change per share was due to the increased average number of shares outstanding compared to the previous year due to the private placement of Common Stock. See "--Capital Management and Resources."

   In 1995, the Bank's total assets increased 63% from $171.9 million to $280.4 million. This growth continued the favorable trend experienced in 1994 when total assets increased 54%. The growth in 1995 was due to an increased deposit base in conjunction with increased loan demand, improved economic conditions and broader market presence. Total deposits grew 72% in 1995. Much of this growth in deposits resulted from deposit promotions held for grand openings of the Clayton and Des Peres branches.

   Loans, the largest component of interest earning assets, increased from $121.4 million at December 31, 1994, to $181.5 million at December 31, 1995, an increase of 50%. While the Company traditionally has focused on small to mid-sized commercial lending, the acquisition of the Mortgage Company has enabled the Company to increase its earning assets by expanding its mortgage lending activities. The largest component of the Bank's loan portfolio consists of real estate mortgage loans which totaled $124.1 million at December 31, 1995, compared to $78.9 million on December 31, 1994. The remainder of the loan portfolio consists of consumer, agricultural and construction loans, generally originated in the Bank's regular trade area.

   The large increase in one- to four-family real estate mortgages was attributable to the first full year of operations of the Mortgage Company, acquired in 1994. Total originations for the year were $53.0 million. The Bank is one of the Mortgage Company's regular investors, purchasing adjustable rate one- to four-family residential mortgages. The Bank benefits from this relationship in that credit quality can be monitored more efficiently and the loan structure can be tailored to the Bank's asset mix. The Bank prefers holding one- to four-family adjustable rate mortgage loans due to the lower credit risk associated with this type of loan, as well as the frequent repricing of the loans due to periodic adjustments. However, these types of loans generate lower yields when compared with commercial loans and should be considered when analyzing the Company's net interest margin.


   In August 1995, the Bank entered into a mortgage loan swap agreement with the Federal National Mortgage Association ("FNMA"), securitizing
$12.3 million of adjustable rate mortgages into two mortgage backed securities. Of this aggregate amount, the Bank had the positive intent and the ability to hold $10.3 million in adjustable rate mortgages in the Held-to-Maturity ("HTM") category. The remaining $2.0 million was categorized as Available-for-Sale ("AFS") to improve the Bank's liquidity position. Management believes that this type of transaction is a good fit for the Company because it offers a high yield along with a high level of liquidity. This also allows the Bank to manage the total aggregate amount of loans outstanding to adjust to current market conditions. The Company anticipates that this mortgage loan swapping strategy will become a regular part of its operating procedures.

   Commercial and industrial loans increased 44% in 1995, by $12.3 million from $28.2 million at December 31, 1994, to $40.5 million at December 31, 1995. The portfolio is diversified from an industry standpoint and includes businesses engaged in manufacturing, wholesaling, retailing, agribusiness, financial services and other service business. Emphasis is upon middle-market and community businesses with known local management and financial stability. Consistent with the Bank's strategy and emphasis upon relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services. Real estate is often a material component of collateral for the commercial and industrial loans even though cash flows are unrelated to the real estate. This real estate provides the Company with additional collateral protection. The following table summarizes the composition of the Bank's loan portfolio for the periods indicated:

                                   LOAN PORTFOLIO--TYPES OF LOANS
                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------
                                                                              1994          1995
                                                                            --------       --------
                                                                                 (IN THOUSANDS)
Commercial                                                                  $ 28,213       $ 40,518
Real estate                                                                   78,921        124,055
Real estate construction                                                       5,504          8,777
Installment and other                                                          9,021          8,379
Less unearned income                                                            (266)          (185)
                                                                            --------       --------

Total loans                                                                  121,393        181,544
Less allowance for possible loan losses                                       (1,455)        (2,130)
                                                                            --------       --------
Total loans less allowance for possible loan losses                         $119,938       $179,414
                                                                            ========       ========


   The investment portfolio has been principally comprised of U.S. government securities or U.S government agency securities. Remaining investments include mostly municipal securities from primarily local issuers. Consequently, there has been minimal credit risk related to the Company's investment portfolio. The book value and estimated market value of investment securities for the periods indicated was as follows:

                             INVESTMENT PORTFOLIO--TYPES OF SECURITIES

                                                                      DECEMBER 31,
                                                                         1995
                                                     -------------------------------------------
                                                       HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                                      ------------------     -------------------
                                                      AMORTIZED    FAIR      AMORTIZED    FAIR
                                                         COST      VALUE        COST      VALUE
                                                      ---------   ------     ---------    -----
                                                                    (IN THOUSANDS)
United States Treasury securities                    $    --     $    --     $ 5,017     $ 5,002
Obligations of United States Government agencies      44,281      44,098      20,416      20,295
Federal Home Loan Bank Stock                              --          --       2,703       2,703
States and political subdivisions                        930         945          --          --
Other                                                     --          --          --          --
                                                     -------     -------     -------     -------
Total Investment securities                          $45,211     $45,043     $28,136     $28,000
                                                     =======     =======     =======     =======

                                    - 21 -

                                                                      DECEMBER 31,
                                                                         1994
                                                     -------------------------------------------
                                                       HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                                      ------------------     -------------------
                                                      AMORTIZED    FAIR      AMORTIZED    FAIR
                                                         COST      VALUE        COST      VALUE
                                                      ---------   ------     ---------    -----
                                                                    (IN THOUSANDS)
United States Treasury securities                    $ 3,515     $ 3,396      $3,509      $3,360
Obligations of United States Government agencies      31,233      29,197           0           0
Federal Home Loan Bank Stock                               0           0       2,278       2,278
States and political subdivisions                        503         494           0           0
Other                                                      0           0           0           0
                                                          --          --          --          --
                                                     -------     -------      ------      ------
Total Investment securities                          $35,251     $33,087      $5,787      $5,638
                                                     =======     =======      ======      ======


   Investment securities held AFS increased 397% to $28.0 million at December 31, 1995, from $5.6 million at December 31, 1994. This increase resulted from two factors. First, the Bank took advantage of a one-time balance sheet adjustment related to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," reclassifying securities designated from HTM to the AFS category. This one-time adjustment will allow the Bank to manage better the interest rate risk associated with the investment securities portfolio. The second factor that lead to the increase in AFS securities was an increase in holdings of shorter final maturity securities known as discount notes. These short-term debt instruments typically are held in larger denominations and mature within 90 days from the date of purchase. The increase in the aggregate amount of discount notes held was directly related to the Company's assessment of opportunities available given the shape of the existing yield curve and the yield pick up associated with this investment strategy at the time of the purchase. HTM securities increased $10.0 million from $35.3 million to $45.2 million.


   In the third quarter of 1995, the Bank implemented an investment strategy known as a three-year laddered portfolio. The goal of a laddered portfolio is to minimize reinvestment risk, or the risk of investing large amounts at the same interest rate. This strategy involves dividing the portfolio into 36 monthly segments or "buckets." Each segment is generally filled with two investments of $500,000 totaling an amount of up to $1.0 million per segment. The ladder allows for a uniform portion of the portfolio to mature each month to be reinvested three years out in million dollar segments. Because the Bank is not investing the funds all at once, the portfolio generally yields the normal average market rate, where the high rates match up with the low rates to arrive at a stable blended average. Another advantage of the three-year ladder is the relatively low volatility associated with the purchase of shorter term securities due to the shorter duration. This strategy has resulted in less unrealized loss that has to be subtracted from shareholders' equity.

   The Bank primarily holds investment securities for three reasons:
(i) first, as a secondary source of liquidity to fund additional loans as well as managing deposit run-off as such situations arise; (ii) second, as instruments to pledge against public deposits and repurchase agreements; and
(iii) third, to generate a yield of return that outperforms the yield of merely holding excess cash in the overnight Fed Funds market. A strategy implemented in 1995 that allows the Bank to achieve all three of these goals is the creation of mortgage-backed securities. In August 1995, the Mortgage Company entered into a swap agreement with FNMA, securitizing adjustable rate mortgages for two mortgage-backed securities, one classified HTM and the other AFS, subsequently assigning the securities to the Bank. This transaction allowed the Bank to move previously booked loans to the securities section of the balance sheet, achieving an attractive yield for the Bank's bond portfolio and more importantly, increased the liquidity of those earning assets while virtually eliminating credit risk in the form of a guarantee from FNMA. However, the Bank did sustain some cost in yield when securitizing these assets in the form of a 33 basis point guarantee fee to FNMA.

   The growth in assets was matched with increases in total deposits and long-term debt. Total deposits increased $96.4 million from $134.9 million outstanding on December 31, 1994 to $231.3 million on December 31, 1995. Significant increases in money market accounts, certificates of deposit and certificates of deposit of over $100,000 accounted for the majority of the increase in deposits.


   Certificates of deposit accounted for approximately 62% and 56%, respectively, of the Bank's total deposits as of December 31, 1994 and December 31, 1995. Many of such certificates of deposit were purchased by customers in response to promotions offering above-market interest rates. Payment of premium interest rates by the Bank adversely affects the Bank's interest rate spread. Moreover, the Bank's concentration of deposits in certificates of deposit could have a negative impact on the stability of its deposits as purchasers of certificates of deposit may not redeposit the proceeds of their certificates of deposit after the certificates of deposit mature, particularly if the Bank then is not offering promotional rates. There can be no assurance the concentration of the Bank's deposits in certificates of deposit will not have a material adverse effect on the Bank's future results of operation or liquidity.

   Money market deposit accounts increased $35.1 million from $18.8 million at December 31, 1994, to $53.9 million at December 31, 1995, representing a 187% increase. The majority of this increase was attributable to the deposit promotion held in conjunction with the grand opening of the Des Peres branch. Based upon past experience, management anticipates some attrition of these deposits when the initial rate premiums expire. The next largest percentage increase was in savings deposits. Savings deposits at December 31, 1995, were $8.9 million compared to $3.7 million at December 31, 1994, an increase of 138%. This increase was due to expanded market coverage and deposits attracted by special promotions. The Bank's strategy with its deposit promotions is to attract deposits with premium introductory rates to build initial relationships. To retain these relationships, the Bank offers superior personalized service with a friendly neighborhood bank atmosphere.


   Certificates of deposit over $100,000 increased 129% from $14.5 million on December 31, 1994, to $33.1 million on December 31, 1995. The Company attributes the growth in jumbo CDs to the increasing market coverage associated with the new branches and the increase in the Bank's relationships with corresponding public entities. The Company also attributes a substantial amount of this increase to the Bank's strategy of greatly reducing matching term jumbo CDs with an identical maturity investment security, thus greatly reducing both interest rate and liquidity risk. Being one of the few community banks located in the areas in which the Bank operates branches, the Bank will continue to offer these products and services as a way to facilitate community investment.

   The following tables set forth the distribution of the Bank's deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits at the dates indicated:


                                                           TOTAL DEPOSITS
                                                                           YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------------------
                                                               1994                                         1995
                                              --------------------------------------       -------------------------------------
                                                              PERCENT                                      PERCENT
                                                              OF TOTAL                                     OF TOTAL
                                               AMOUNT         DEPOSITS          RATE        AMOUNT         DEPOSITS          RATE
                                              --------------------------------------       --------------------------------------
                                                                            (DOLLARS IN THOUSANDS)
Demand deposits                               $ 15,785          11.70%            --%      $ 21,966           9.50%            --%
NOW accounts                                     8,394           6.22           2.35          9,087           3.93           2.35
Money market accounts                           18,771          13.92           3.00         53,905          23.30           4.23
Savings deposits                                 3,736           2.77           2.49          8,896           3.85           3.88
Certificates of deposit                         69,688          51.66           4.39         97,460          42.13           5.91
Certificates of deposit over $100,000           14,453          10.72           4.11         33,140          14.33           5.61
IRA certificates                                 4,057           3.01           4.79          6,855           2.96           5.78
                                              --------         ------                      --------         ------
     Total deposits                           $134,884         100.00%                     $231,309         100.00%
                                              ========         ======                      ========         ======


   Long-term debt increased from $9.8 million on December 31, 1994, to $19.7 million on December 31, 1995. This $9.9 million increase was comprised of $3.3 million subordinated debt privately placed with the Company's shareholders and a limited group of other investors and an increase of $6.0 million in borrowings from the Federal Home Loan Bank of Des Moines ("FHLB"). The Bank obtained these FHLB advances in order to match certain financing activities and as an alternate source of liquidity. The private placement of the Common Stock and subordinated debt was the principal factor in the increase in total shareholders' equity. From December 31, 1994 to December 31, 1995, total shareholders' equity increased 65% from $8.5 million to $13.9 million, respectively. See "--Capital Management and Resources."


Results of Operations

   Net interest Income. Net interest income totaled $8.1 million for the year ended December 31, 1995 compared to $5.4 million for 1994. This increase primarily was attributable to the higher level of outstanding assets which increased to $280.4 million at year-end 1995 compared to $171.9 million at year-end 1994, an increase of 63%.

   Another factor in the Company's earnings growth in 1995 was the improved management of the Bank's investment securities portfolio. As previously discussed, management implemented a new investment strategy for the bond portfolio. This strategy placed less emphasis on total yield and more emphasis on stable average market yield. This policy minimizes the portfolio's exposure to interest rate risk by diluting the effects of a volatile market, as was experienced in 1995. It is expected this improved performance in the bond portfolio will be a major advantage to the Company by offering more stable yields.

   Increases in net interest income for the year ended December 31, 1995 were offset in part by tightening spreads which resulted in a declining net interest margin. The tightening spreads experienced by the Company are resultant of three factors: (i) a shift toward the portfolioing of one- to four-family adjustable rate mortgages; (ii) an extremely competitive market for retail deposit pricing; and (iii) volatile interest rates. As previously discussed, the Bank has traded yield for increased security by increasing its portfolio of one- to four-family adjustable rate mortgages. In July 1995, the Federal Reserve Board began lowering interest rates, causing the Company's earning assets to re-adjust more quickly than interest bearing deposits and both long- and short-term borrowings. As a result of the increasing growth in deposits and competitive market pressures, the Company's net interest margin ended the year at 3.71% for 1995, a decrease of 56 basis points from the net interest margin of 4.27% achieved in 1994.

   Corresponding to the growth in interest earning assets, the Company also experienced growth in interest bearing liabilities. Interest paid on deposit accounts constitutes the largest portion of total expense for the Bank. In 1995, total interest expense was $11.2 million. This reflected an increase of $6.6 million from $4.6 million for 1994.

   The largest percentage increase in interest expense resulted from an increase in long-term debt outstanding. The aggregate amount of long-term debt totaled $19.7 million at year-end 1995 versus $9.8 million at December 31, 1994. This 101% increase was attributable to an increase in FHLB borrowings and subordinated debt issued in a private placement which included debentures in aggregate principal amount of $3.3 million. The Company took advantage of attractive long-term financing from the FHLB and matched a portion of these advances with the acquisition of the Des Peres branch in October 1995. Another use for advances of these types is to match a long-term FHLB advance to an equal maturity loan. The Bank's consumer deposit profile generally does not extend past 18 months. Therefore, the matching strategy just described would not have been possible without the availability of the FHLB advances. This type or transaction is said to be matched or arbitraged because volatile interest rate movements will not affect the initial spread negotiated at loan closing.

   FHLB advances were also utilized when the Bank was running the certificate of deposit promotions. At the time of origination, FHLB advances were compared to market rate CDs with similar maturities. The FHLB advance rate was more attractive versus the market rate CD when the costs of originating the CD and FDIC insurance were considered. In many cases, the advance rate alone outperformed the market average rate CD. The Bank realizes that this strategy is only of limited use because the customer is not involved in the transaction and thus the opportunity for increased product usage by that customer is eliminated with the use of a FHLB advance. The recent removal of virtually all FDIC deposit premiums imposed on the Bank, will cause this type of transaction to be less attractive in the future. Nevertheless, the FHLB advances when used in conjunction with deposit promotions and regular retail operations offer flexibility and an attractive method to increase funding for loan growth. The Bank expects to utilize FHLB advances in the future, as the need arises.

   Interest paid to depositors in 1995 increased 239%, from $3.8 million in 1994 to $9.1 million in 1995. When compared to the Bank's peers in other geographical regions, the St. Louis SMSA is substantially more competitive with respect to consumer deposit pricing. The Company does not foresee a change in this market condition in the near future. Additionally, the previously referenced deposit promotions initiated in conjunction with the opening of the Clayton and Des Peres branches contributed to the increase in interest expense in 1995.

   The following table shows the condensed average balance sheets for the periods reported and the average yield for each category used to calculate the net interest margin.


                     DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES
                                                                            YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------------------------------------------
                                                               1994                                        1995
                                              ----------------------------------------     ---------------------------------------
                                              AVERAGE        INT EARNED/       YIELD/      AVERAGE       INT EARNED/       YIELD/
                                              BALANCE          EXPENSE        RATE<F1>     BALANCE         EXPENSE        RATE<F1>
                                              ----------------------------------------     ---------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
ASSETS
INTEREST EARNING ASSETS:
Loans<F1>                                     $ 88,654         $8,213           9.26%      $158,503        $15,995          10.09%
Taxable investment securities                   36,451          1,726           4.74         53,543          2,965           5.54
Federal funds sold                               1,503             55           3.66          5,109            292           5.72
                                              --------         ------                      --------        -------           8.87
     Total interest earning assets             126,608          9,994           7.89        217,155         19,252
                                              --------         ------                      --------        -------
NON-INTEREST EARNING ASSETS:
Cash and due from banks                          3,592                                        5,791
Bank premises and equipment                      2,264                                        3,207
Other assets                                     2,022                                        4,021
Reserve for possible loan loss                  (1,020)                                      (2,044)
                                              --------                                     --------
     Total assets                             $133,466                                     $228,130
                                              ========                                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
Money market accounts                         $ 16,592         $  498           3.00       $ 20,095        $   851           4.23
NOW accounts                                     8,656            203           2.35          8,257            194           2.35
Savings deposits                                 3,497             87           2.49          6,751            262           3.88
Certificates of deposit                         57,211          2,512           4.39         97,115          5,737           5.91
Certificates of deposit over $100,000            8,749            360           4.11         29,481          1,655           5.61
IRA certificates                                 3,425            164           4.79          6,022            348           5.78
                                              --------         ------                      --------        -------
     Total interest bearing deposits            98,130          3,824           3.90        167,721          9,047           5.39
                                              --------         ------                      --------        -------
Federal funds purchased, repurchase
     agreements and other short term
     borrowings                                  7,534            350           4.65         12,175            703           5.77
L/T borrowings                                   7,477            410           5.48         18,336          1,456           7.94
                                              --------         ------                      --------        -------
     Total interest bearing liabilities        113,141          4,584           4.05        198,232         11,206           5.65
                                              --------         ------                      --------        -------
NON-INTEREST BEARING LIABILITIES:
Demand deposits                                 11,240                                       16,589
Other liabilities                                1,005                                        1,572
Shareholders' equity                             8,080                                       11,737
                                              --------                                     --------
     Total liabilities and
          shareholders' equity                $133,466                                     $228,130
                                              ========                                     ========
     Net interest income                                       $5,410                                      $ 8,046
                                                               ======                                      =======
     Net interest margin                                                        4.27%                                        3.71%

--------------------

<F1> Interest on non-accruing loans is not included for purposes of calculating yields.

   The following table sets forth for the periods indicated, the changes in interest income and interest expense which were attributable to changes in average volume and changes in average rates:


                                 CHANGES IN INTEREST INCOME AND EXPENSE--VOLUME AND RATE VARIANCES
                                                           1994                                           1995
                                                    COMPARED TO 1993                               COMPARED TO 1994
                                     ----------------------------------------------  ----------------------------------------------
                                     VOLUME<F1>    YIELD<F2>   VOL*RATE  NET CHANGE  VOLUME<F1>   YIELD<F2>   VOL*RATE   NET CHANGE
                                     ----------------------------------------------  ----------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST EARNED ON:

Loans                                  $2,802        $449        $268      $3,519      $6,471      $  733      $  578      $7,782

Taxable investment securities             715         123         114         952         809         293         137       1,239

Federal funds sold and
   other investments                      (73)         29         (18)        (62)        132          31          74         237
                                       ------        ----        ----      ------      ------      ------      ------      ------

     Total interest income              3,444         601         364       4,409       7,412       1,057         789       9,258
                                       ------        ----        ----      ------      ------      ------      ------      ------

INTEREST PAID ON:

Money market accounts                     115          10           3         128         105         205          43         353

NOW accounts                               32          (6)         (1)         27          (9)         --          --          (9)

Savings deposits                            6          (2)         --           4          81          49          45         175

Certificates of deposit                   632          82          34         748       1,753         867         605       3,224

Certificates of deposit
   over $100,000                          325          14          18         357         853         131         311       1,295

IRA certificates                           77          --          --          77         124          34          26         184

Federal funds purchased,
   repurchase agreements
   and other short-term
   borrowings                             264          18         129         411         216          85          52         353

L/T borrowings                            301         (49)        (95)        157         595         184         267       1,046
                                       ------        ----        ----      ------      ------      ------      ------      ------

     Total interest expense             1,752          67          90       1,909       3,718       1,554       1,349       6,621
                                       ------        ----        ----      ------      ------      ------      ------      ------

     Net interest income               $1,692        $534        $274      $2,500      $3,694      $ (498)     $ (560)     $2,636
                                       ======        ====        ====      ======      ======      ======      ======      ======

--------------------

<F1>  Change in volume multiplied by yield/rate of prior period.
<F2>  Change in yield/rate multiplied by volume of prior period.

Note: The change in interest due to the combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each.


   Provision For Loan Losses. Consistent with the Bank's written loan policy, a reserve is set aside to offset possible future loan losses. This reserve is provided on a monthly basis at a rate that corresponds to the increase in loans outstanding, along with the current status of the existing loan portfolio. The reserve for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, potential future loan losses on loans to specific customers and/or industries and other pertinent factors that management believes require current recognition in estimating possible loan losses. As an integral part of their examination process, the various regulatory agencies periodically review the Bank's allowances for possible loan losses. Such agencies have the authority to require the Bank to recognize additions to the reserve based upon their judgment. The Company believes that the allowances for possible loan losses at December 31, 1995 were adequate.

   The Bank's total allowance for possible loan loss increased 46% from $1.5 million to $2.1 million on December 31, 1994 and 1995, respectively. The provision for possible loan losses increased 15% over the amount reported in the previous year. This represented an increase of $128,000, from $849,000 on December 31, 1994, to $977,000 on December 31, 1995.

   Non-interest Income and Expense. Non-interest income for 1995 was $654,000, an increase of 28% or $141,000, compared to $513,000 in 1994. This increase was due to the increased number of deposit accounts and the increase in fee services offered to the Company's customers.

   Non-interest expense increased 49% from $3.8 million in 1994 to $5.6 million in 1995. Such increase primarily was attributed to the costs of opening and operating new branches. This investment in new branches includes an investment in human resources and technology. During 1995, the Bank increased to 98 full-time equivalent employees, from 78 at the end of 1994. These new employees include retail service professionals to work in the new branches and upper-level management positions. The Bank believes this investment in human resources will help differentiate the Bank from the other participants in the St. Louis SMSA by permitting the Bank to offer friendly service along with an innovative line of consumer products.

   New products that the Bank intends to offer in 1996 include: home equity lines of credit, investment annuities, debit cards, free checking, overdraft lines of credit, PC home banking and the Bank plans to enhance its "home page" on the Internet, which began operating in 1995. The Company believes its commitment to quality customer service, along with offering innovative consumer products, is vital to the Company's future success as the banking industry consolidates. Also included in this increase in non-interest expense is an investment in technology. Management believes that the investment in technology now will yield future benefits in the form of increased efficiency and profitability.

   The percentage of total operating expenses to total average assets improved to 2.47% in 1995, from 2.82% for 1994. This ratio is considered a measure of the Company's leveraging of overhead expenses. The Company's efficiency ratio increased 1%, from 64% in 1994 to 65% in 1995, reflecting the increased investment in real estate and personal property associated with the opening of the Des Peres branch and the new Allegiant Bank Operations Center which was opened in the summer of 1995. Along with this increase in capital expenditure on these new properties was an increased investment in human resources, which resulted in the creation of the Human Resources Department and the Internal Loan Control Group.

   With the Operations Center becoming fully operational in February 1996, the Company has benefited from a modern working environment along with consolidation of similar tasks between the Bank and the Mortgage Company. Throughout 1995, the Company suffered from inefficient logistical placement of internal departments, with the accounting, loan processing, bookkeeping and mortgage loan originations and processing operating at different locations. This configuration caused inefficiencies and management believes these are the first cost savings recouped with the completion of the Operations Center. Management expects the Company's total overhead costs as a percentage of net interest income will resume the downward trend experienced from 1992 to 1994, once the above-described investments in technology and human resources begin to show modest returns. Another overhead management ratio, average assets per full-time equivalent employee, improved from $1.7 million per employee in 1994 to $2.3 million per employee in 1995.

   In 1995, the FDIC announced that deposit insurance premiums would be reduced to the base amount of $2,000 per year. As a result, the Company's deposit insurance premiums fell 26% to $158,000 from $213,000 incurred in 1994. The FDIC indicated the premiums would be reinstated should the Bank Insurance Fund need to be recapitalized. Management expects the reduction of insurance premiums will help all banks compete with non-bank financial service providers for retail deposits.

   The following table sets forth the Company's non-interest income and expense for the years indicated:

                                  NON-INTEREST INCOME AND EXPENSE
                                                                             YEARS ENDED DECEMBER 31,
                                                                             ------------------------
                                                                               1994           1995
                                                                              ------         ------
                                                                                  (IN THOUSANDS)
NON-INTEREST INCOME:
Service charges, commissions and fees                                         $  513         $  658
Net losses on investment securities and those held for sale                       --             (4)
                                                                              ------         ------
   Total non-interest income                                                  $  513         $  654
                                                                              ======         ======

NON-INTEREST EXPENSE:
Salaries and employee benefits                                                $1,655         $2,809
Expense on premises and fixed assets                                             586            898
Other non-interest expense                                                     1,523          2,895
                                                                              ------         ------
   Total non-interest expense                                                 $3,764         $6,602
                                                                              ======         ======


   In December 1994, the Company's Board of Directors approved the Phantom Stock Plan (the "Plan") for the Company's President, under which the Company agreed to pay a cash award to the President of the Company based upon the increase in book value of 40,000 shares of Common Stock from December 31, 1994 until the earlier of: (i) December 31, 1998; or (ii) the end of the year immediately preceding the year that the President's employment with the Company terminates. As of December 31, 1995, the Company had accrued approximately $55,000 of the amount payable under the Plan as non-interest expense for salaries and employee benefits.

   Sensitivity to Changes in Interest Rates. The Company's Asset/Liability Committee monitors the interest rate sensitivity of the balance sheet on a monthly basis. The committee reviews asset and liability repricing in the context of current and possible interest rate scenarios affecting the economic climate in the Company's market area. The objective of the committee is to minimize the earnings sensitivity to volatile interest rates while maintaining a net interest margin in keeping with the Company's objectives.

   Historically, interest on a large amount of the Bank's loans has floated with the prime rate or other index. Also, a large amount of the investment securities in the portfolio are floating rate as well, and are subject to change quarterly or more often. The implications of a positive gap vary according to trends in short- and long-term interest rates. In a rising rate environment, assets tend to reprice more quickly than liabilities, resulting in an increased spread for the Bank. In a falling rate environment, assets tend to reprice downward faster than liabilities, causing a tightening of the spread.

   The Bank's target gap range is 80% to 135% in the zero to three month category, and 75% to 125% in the one-year category. The gap as of December 31, 1995 was within the guidelines of the policy as follows:

                                                     0 TO 3      4 TO 12      1 TO 5      OVER
                                                     MONTHS      MONTHS       YEARS      5 YEARS    TOTAL
                                                     ------      -------      ------     -------    -----
                                                                     (DOLLARS IN THOUSANDS)
EARNING ASSETS:
      Loans                                         $ 98,802    $ 26,580     $35,390   $  20,772    $181,544
      Investment Securities - Taxable                     --          --          82          --          82
      Investment Securities - Tax Exempt              53,419      11,827       7,673         210      73,129
      Federal Funds                                   14,200          --          --          --      14,200
                                                    --------    --------     -------   ---------    --------
      Total earning assets                          $166,421    $ 38,407     $43,145   $  20,982    $268,955
                                                    ========    ========     =======   =========    ========

FUNDING SOURCES:
      Money market accounts                         $ 53,905    $     --     $    --   $      --    $ 53,905
      NOW accounts                                     9,087          --          --          --       9,087
      Savings                                          8,896          --          --          --       8,896
      Time deposits                                   17,675      57,088      22,417         280      97,460
      Time deposits over $100,000                     21,382       8,150       3,608          --      33,140
      IRAs                                             1,078       2,383       3,362          32       6,855
      Repurchase agreements                            4,058          --          50          --       4,108
      Fed Funds Purchased                                 --          --          --          --          --
      S/T FHLB Borrowings                              5,000       5,000          --          --      10,000
      L/T FHLB Borrowings                                 --          --       9,600       1,500      11,100
      L/T Borrowings - Other                           8,619          --          --          --       8,619
                                                    --------    --------     -------   ---------    --------
      Total funding sources                         $129,700    $ 72,621     $39,037   $   1,812    $243,170
                                                    ========    ========     =======   =========    ========

Interest sensitivity gap - $                        $ 36,721    $(34,214)    $ 4,108   $  19,170    $ 25,785
Interest sensitivity gap - %                          128.31%      52.89%     110.52%   1,157.95%     110.60%

Cumulative gap - $                                  $ 36,721    $  2,507     $ 6,615   $  25,785    $ 51,570
Cumulative gap - %                                    128.31%     101.24%     102.74%     110.60%     110.60%

Gap as a percentage of total earning assets            13.65%       0.93%       2.46%       9.59%      19.17%

   Management's strategy toward positioning the Bank for interest rate movements is three-fold. First, policies of the non-real estate lending, deposit and investment functions call for all material investments and/or fundings to be less than five years in maturity. Most of the non-real estate loans made at the Bank are three years in maturity or less. The real estate mortgage loans held in the portfolio are made up of one-, two- and three-year adjustable rate loans which have a reduced exposure to interest rate risk. Second, management has the flexibility to adapt to a changing interest rate environment by altering the mix of floating and fixed rate commercial loans and investment securities, subject to prevailing market conditions. Third, management offers promotional deposit rates for certain maturity categories in order to achieve its targeted maturity schedule for time deposits. The continual renewal of a portion of the deposit base causes interest rate risk to be lessened. This also has been accomplished in the investment portfolio by building a "laddered" maturity schedule within a three-year time horizon.

   Several tools are used to measure the rate sensitivity of the Bank's balance sheet. The Bank's mainframe system produces asset and liability reports, such as a gap analysis and rate and maturity information. A simulation model also is used to forecast changes to the balance sheet under four different rate scenarios. The model shows changes to equity and net income under rising, falling, stable and management's most likely rate scenarios. The results of these tools are used by the Asset/Liability Committee, which meets twice monthly, to make decisions regarding the Bank's positioning.

Risk Management

   The Company's objective in structuring the balance sheet is to maximize the return on shareholders' equity while minimizing the associated risks. The major risks involved in the banking industry are regulatory, credit, exposure to local economic conditions and interest rate risks. The following is a discussion of the Company's management of these risks.

   Regulatory Risk. The banking industry is heavily regulated. These regulations are intended to protect depositors, not shareholders. The Bank is subject to regulation and supervision by the FDIC and the Division of Finance, while the Company is subject to regulation and supervision by the Federal Reserve Board. The burden imposed by Federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. In addition, legislative reactions to the problems of the thrift industry have added to the regulatory burden on banks.

   Credit Risk. The greatest risk facing lenders is generally credit risk; that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of the loan agreements. The Bank generally has experienced relatively low levels of loan losses. These levels of losses were due to the Bank's policy of tangible asset lending, generally securing loans with real estate. Pursuant to its loan monitoring policy, the Bank reported net loan chargeoffs of $302,000 during 1995, or 0.19% of average loans outstanding, unchanged as a percentage compared to the level of charge-offs in 1994. As of December 31, 1995, the ratio of non-performing loans to total loans was 0.61%, a decrease from 1.18% at December 31, 1994. As of December 31, 1995, the Bank had 29 customers with outstanding loans and unfunded commitments exceeding $1.0 million each.

   Exposure to Local Economic Conditions. The Bank's concentration of loans in the St. Louis SMSA exposes it to risks resulting from changes in the local economy. While the Bank's market area for loans extends throughout most of Eastern and Northeastern Missouri and Southern Illinois, its lending operations are concentrated in the St. Louis SMSA. As of December 31, 1995, 29% of the Bank's loans were secured by commercial real estate and 39% of the Bank's loans were secured by residential real estate. The percentage of loans secured by St. Louis SMSA real estate is substantial. A dramatic drop in St. Louis area real estate values would adversely affect the quality of the loan portfolio. Of the amount of commercial real estate loans, a majority is to businesses that occupy and use the real estate. The risk of default with users of the property normally has been lower than with other segments of the commercial real estate market.

   Interest Rate Risk. The Bank's earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Although the Company believes that the maturities of the Bank's assets are appropriately balanced in relation to maturities of liabilities ("gap management"), gap management is not an exact science.
Rather, it involves estimating how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Moreover, rate changes can vary depending upon the level of rates and competitive factors. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of the Company.

NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996



Financial Condition

   At September 30, 1996, the Bank's total assets were $351.2 million, an increase of $70.8 million or 25% from December 31, 1995. This growth was primarily attributable to a $92.7 million increase in loans outstanding, principally the addition of $52.1 million in one- to four-family mortgages. Fed funds sold decreased 89% during the nine months ended September 30, 1996, from $14.2 million at December 31, 1995. This decrease was due to the funding of increased loan production. Investment securities decreased 15% ($10.9 million) from $73.2 million at December 31, 1995 to $62.3 million at September 30, 1996. This decrease was primarily attributable to the maturity of short-term securities, purchased to maximize the spread to fed funds. The proceeds from these maturities were used to fund the limited deposit run-off resulting from the second quarter repricing of the deposit promotion offered in the fourth quarter of 1995 and the increased loan growth experienced in the first nine months of 1996.


   For the nine-month period ended September 30, 1996, the Company reported earnings of $1.4 million, compared to $1.0 million, for the corresponding period ended September 30, 1995, an increase of $396,000, or 39%. However, on a per share basis, net income increased only 12%, from $.53 for the year-to-date period in 1995 to $.59 for the comparable period in 1996, due to the 24% increase in average adjusted common shares outstanding. This increase from 1.7 million shares for the nine months ended September 30, 1995 to 2.1 million shares for the corresponding period in 1996, was the result of the private placement of 561,000 shares of Common Stock in June 1995.


Net Interest Income

   For the nine-month period ended September 30, 1996, net interest income before provision for loan losses increased 27% to $7.7 million from $6.1 million at September 30, 1995. This growth was attributable to the 31% increase in total interest income, which advanced from $14.0 million for the first nine months of 1995 to $18.4 million for the same period in 1996. The largest segment of this growth in interest income was due to the $3.9 million increase in interest and fees earned on loans. For the nine months ended September 30, 1996, interest and fees earned on loans totaled $15.7 million compared to $11.8 million earned in the corresponding period in 1995. Another factor leading to the improved interest income, was the increase in interest earned on investment securities, which rose 20% from $2.2 million for the nine-month period ended September 30, 1995, to $2.6 million for the corresponding period in 1996. This improved performance is attributable to the addition of higher yielding securities, funded by maturing securities which had lower coupons.

   Total interest expense for the nine months ended September 30, 1996 was $10.6 million, a 34% increase over the total interest expense of $8.0 million for the corresponding period in 1995. Interest paid to depositors increased 35%, from $6.4 million at September 30, 1995 to $8.6 million at September 30, 1996. This increase was a result of greater deposit volume. Total average interest bearing accounts outstanding for the nine months ended September 30, 1996 was $214.9 million compared to average balances of $160.4 million for the corresponding period in 1995. Interest paid on short-term borrowings increased 81% from $522,000 to $947,000 for the year-to-date periods of 1995 and 1996, respectively, and interest paid on long-term borrowings increased 5% from $1.0 million during the first nine months of 1995 to $1.1 million for the same period in 1996. The increased expense for short-term borrowings was a result of additional FHLB advances outstanding during the period.

Net Interest Margin

   An increase in total interest income for the nine-month period ended September 30, 1996 was offset in part by tightening spreads and increasing cost of funds. As a result of these trends, along with the growth in deposits and competitive market pressures, the Company's net interest margin for the first nine months of 1996 decreased 22 basis points from 3.90% for the nine months ended September 30, 1995 to 3.68% for the corresponding period in 1996. The tightening spreads experienced by the Company resulted principally from four factors: (i) an increased concentration in the portfolio of one- to four-family adjustable rate mortgages; (ii) an extremely competitive market for retail deposits; (iii) a shift in interest rates; and
(iv) increases in total borrowings outstanding.

   The largest component of net income is attributable to interest earned on the Bank's loan portfolio. For the nine months ended September 30, 1996, the annualized yield on total average loans outstanding was 9.70% compared to 10.20% for the nine-month period ended September 30, 1995. This lower yield reflected two downward adjustments in the prime lending rate, which has decreased from 8.75% on September 30, 1995 to 8.25% on September 30, 1996. The majority of the Bank's commercial loans have repriced in response to this decrease in interest rates. In addition to lower interest rates, the Bank's spreads have decreased due to its increased holdings of one- to four-family mortgage loans, which tend to yield less than commercial or consumer loans. The Bank has chosen to absorb this decrease in yield to improve its management of credit risk by increasing its portfolio of one- to four-family adjustable rate mortgages.

   Management prefers to originate one- to four-family adjustable rate mortgage loans due to the lower credit risk generally associated with this type of loan, as well as the lower exposure to interest rate risk due to the frequent periodic adjustments of the mortgage coupon payments. Along with the reduced credit risk and interest rate protection, the Bank also has observed a lower level of the non-preforming loans associated with one- to four-family mortgages compared to the Bank's portfolio of loans as a whole. Given these attributes of lower risk, the Bank has accepted a lower average yield compared to loans with a higher level of risk. The Bank anticipates the continued addition of one- to four-family loans in the Bank's loan portfolio mix.

   Additionally, the origination of one- to four-family adjustable rate mortgages allows the Bank to establish relationship banking with these new retail customers by offering a complete line of consumer banking products. One such product is the Bank's new Home Equity Credit Line ("HECL") which was introduced in the second quarter of 1996. As of September 30, 1996, the Bank had exceeded management's expectations in both commitments and balances outstanding with commitments of $8.0 million in HECLs and $4.7 million in balances outstanding. These loans are tied to the prime lending rate and were originated at a special low introductory rate, which will subsequently reprice in the first quarter of 1997.

   The annualized yield paid for interest bearing deposits and both long and short-term debt was 5.56% for the nine months ended September 30, 1996. This represented a decrease of 3 basis points when compared to the corresponding period in 1995, reflecting increased reliance on FHLB borrowings which were a more cost-effective funding source than retail deposits during the period. The slight decrease in rates paid on liabilities relative to the larger 22 basis point decrease for total interest earning assets was largely attributable to the highly competitive market for retail deposits. When compared to the Bank's peers in other geographical regions, the St. Louis
SMSA is substantially more competitive with respect to consumer deposit pricing. The Company does not foresee a change in this market condition in the near future.

   In addition to the competitive deposit market, the Bank ran a successful money market deposit promotion in the fourth quarter of 1995 and the first half of 1996. From time to time, the Bank has selectively run deposit promotions, such as the one described above, in order to augment its funding and liquidity needs. For the nine months ended September 30, 1996 the yield on money market accounts increased to 4.93%, from 3.75% for the nine months ended September 30, 1995. This 118 basis point increase resulted from the higher yield paid in order to attract deposits in the extremely competitive market. This rate was guaranteed for an initial six-month period and subsequently, on May 1, 1996, the Bank has lowered the interest rate paid on the highest tier for the Allegiant Green money market accounts, allowing the new rate to fall to market averages. This adjustment was intended to help alleviate the pressures on the net interest margin in the third and fourth quarters of 1996.

   In order to avoid running additional deposit promotions, the Bank increased its short-term debt as an alternative to paying above market averages for retail deposits. One bank in the St. Louis SMSA chose to run a one year certificate of deposit promotion to yield 6.20% in the third quarter of 1996, whereas the Bank chose to borrow $10 million of shorter-term funds from the FHLB at a blended cost of 5.80%. The strategy allows the Bank to access funds, with minimal administrative costs and without increasing the cost of its existing deposit base, which occurs when lower cost deposits mature and subsequently reprice at the higher special rate.

   The Bank has also utilized these alternative funding sources in anticipation of the planned opening of an additional branch in first quarter of 1997, as well as a temporary source of funding until the Bank's two recently opened branches can attract increased levels of core deposits, which cost less than promotional monies. The Bank opened its seventh and eighth branches in November 1995 (West St. Louis County) and in May 1996 (South St. Louis County), respectively. The Company expects that as these new branches mature, their core deposit base should fund the planned retirement of a substantial portion of the short-term debt.

   The following tables show the condensed average balance sheets for the periods reported and the average yield for each category used to calculate the net interest margin:

                      DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY AND INTEREST RATES
                                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                              --------------------------------------------------------------------------------------
                                                                1995                                        1996
                                              ----------------------------------------     -----------------------------------------
                                              AVERAGE       INT EARNED/        YIELD/      AVERAGE       INT EARNED/         YIELD/
                                              BALANCE         EXPENSE         RATE<F1>     BALANCE         EXPENSE          RATE<F1>
                                              ----------------------------------------     -----------------------------------------
                                                                              (DOLLARS IN THOUSANDS)
ASSETS

INTEREST EARNING ASSETS:
Loans<F1>                                     $153,761        $11,759          10.20%      $215,124        $15,646           9.70%
Taxable investment securities                   51,586          2,155           5.57         61,011          2,580           5.64
Federal funds sold                               2,757            120           5.80          2,924            121           5.52
                                              --------        -------                      --------        -------
   Total interest earning assets               208,104         14,034           8.99        279,059         18,347           8.77
                                              --------        -------                      --------        -------

NON-INTEREST EARNING ASSETS:
Cash and due from banks                          5,516                                        6,287
Bank premises and equipment                      2,792                                        4,691
Other assets                                     3,660                                        3,872
Allowance for possible loan losses              (1,755)                                      (2,253)
                                              --------                                     --------
   Total assets                               $218,317                                     $291,656
                                              ========                                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY

INTEREST BEARING LIABILITIES:
Money market accounts                         $ 14,690        $   413           3.75%      $ 59,607        $ 2,205           4.93%
NOW accounts                                     8,184            144           2.35          9,638            174           2.41
Savings deposits                                 5,994            163           3.63          7,204            178           3.29
Certificates of deposit                         96,070          4,199           5.83         98,524          4,379           5.93
Certificates of deposit over $100,000           29,702          1,238           5.56         32,471          1,335           5.48
IRA certificates                                 5,759            243           5.63          7,435            338           6.06
                                              --------        -------                      --------        -------
   Total interest bearing deposits             160,399          6,400           5.32        214,879          8,609           5.34
                                              --------        -------                      --------        -------

Federal funds purchased, repurchase
   agreements, and other short-term
   borrowings                                   12,468            522           5.58         22,322            947           5.66
Long-term borrowings                            16,812          1,028           8.15         18,180          1,083           7.94
                                              --------        -------                      --------        -------
   Total interest bearing liabilities          189,679          7,950           5.59        255,381         10,639           5.56
                                              --------        -------                      --------        -------
NON-INTEREST BEARING LIABILITIES:
Demand deposits                                 16,310                                       20,161
Other liabilities                                1,650                                        1,508
Shareholders' equity                            10,678                                       14,606
                                              --------                                     --------
   Total liabilities and
      shareholders' equity                    $218,317                                     $291,656
                                              ========                                     ========
   Net interest income                                        $ 6,084                                      $ 7,708
                                                              =======                                      =======
   Net interest margin                                                          3.90%                                        3.68%

--------------------

<F1>  Interest on non-accruing loans is not included for purposes of calculating yields which have been annualized.

Provision for Loan Losses

   Consistent with the Bank's loan policy, an allowance is recognized to provide for possible future loan losses. This reserve is provided for on a monthly basis at a rate determined by management based upon its review of the loan portfolio. For the nine-month period ended September 30, 1996, the provision for loan losses was $950,000 compared to $717,000 for the nine months ended September 30, 1995, an increase of 33% or $233,000. This large percentage increase in the provision for possible loan losses for the year-to-date period, reflect the large increases in total loans outstanding for the periods presented. Loans charged off during the first nine months of 1996 were $410,000 compared to $118,000 in the corresponding period of 1995. This increase includes a $164,000 charge off associated with the one real estate developer. Total recoveries for the nine months ended September 30, 1996 were $54,000 compared to $10,000 in the corresponding period in 1995.

   The following table summarizes, for the periods indicated, activity in the Bank's allowance for possible loan losses, including amounts of loans charged off, amounts of recoveries and additions to the allowance charged to operating expenses:


                        SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION

                                                                              NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                                                            -----------------------
                                                                              1996           1995
                                                                            --------       --------
                                                                             (DOLLARS IN THOUSANDS)
Allowance for possible loan losses
   (beginning of period)                                                    $  2,130       $  1,455

Loans charged off:

   Real estate:
     construction                                                                (64)            --
     secured by 1-4 family residential properties                               (172)            --
     secured by nonfarm nonresidential properties                               (105)            --
   Installment                                                                   (13)           (48)
   Credit cards and related plans                                                 --             --
   Commercial and all other loans                                                (56)           (70)
   Lease financing receivables                                                    --             --
                                                                            --------       --------
     Total loans                                                            $   (410)      $   (118)
                                                                            --------       --------

Recoveries of loans previously charged off:

   Real estate:
     construction                                                                 --             --
     secured by 1-4 family residential properties                                  3             --
     secured by nonfarm nonresidential properties                                 --             --
   Installment                                                                     7             10
   Credit cards and related plans                                                 --             --
   Commercial and all other loans                                                 44             --
   Lease financing receivables                                                    --             --
                                                                            --------       --------
     Total loans                                                                  54             10
                                                                            --------       --------

Net loans charged off                                                           (356)          (108)
                                                                            --------       --------
Provision for possible loan losses                                               950            717
                                                                            --------       --------
Allowance for possible loan losses (end of period)                          $  2,724       $  2,064
                                                                            ========       ========

Loans outstanding:
   Average                                                                  $215,123       $153,979
   End of period                                                             274,260        167,028
Ratio of allowance for loan losses to total loans outstanding:
   Average                                                                      1.27%          1.34%
   End of period                                                                1.00%          1.24%
Ratio of net charge-offs to average
   loans outstanding                                                            0.17%          0.07%


Non-interest Income and Expense

   Non-interest income for the nine months ended September 30, 1995 and 1996, was $497,000 and $732,000, respectively. This increase of $235,000, or 47%, was due to both the increased number of deposit accounts and the expanded base of service chargeable products offered to the Company's customers. The Company has engaged in a cost improvement program which includes a revamping of the Bank's fee structure. The largest improvement attributable to the cost improvement program involved fees charged on overdrafts, which was estimated to increase non-interest income by $74,000, on an annual basis for 1996. Other improvements stem from improved cash management, increases in charges for customer check supplies and an increase in installment loan fees. Management expects continued growth in non-interest income as new products are developed and offered to the Bank's customers. Net gains on the sale of securities contributed $49,000 to the increase in non-interest income for the nine months ended September 30, 1996.

   For the nine-month period ended September 30, 1996, total non-interest expense was $5.2 million, compared to $4.2 million for nine-month period ended September 30, 1995, an increase of 24%. This amount included an 27% increase in other operating expenses and a 20% increase in salaries and employee benefits. A large portion of the increase in other operating expenses was directly related to the operation of the West County and South County branches, as well as increases in the depreciation of bank premises and equipment. The remainder of the increase was attributable to expenditures for telephone, supplies, accounting fees and business development. Management believes that these increases are a result of the Bank's growth and represent the increase in regular business activities.

   The increase in salary and employee benefits resulted from a change in the employee mix. Full-time support staff positions were reduced while management level employees were hired to increase efficiency and expand the Company's market coverage. In addition, experienced customer service representatives were hired to operate the new West County and South County branches. This change in the personnel profile was reflected in the increased costs associated with salaries and employee benefits despite only a nominal increase in the number of full-time equivalent employees. As of September 30, 1996, Allegiant Bank employed 87 full-time equivalent employees compared to 85 full-time equivalent employees at September 30, 1995.

   Despite the additional costs associated with the opening of the two new branches, the Company was able to improve its operating efficiency ratio during the first nine months of 1996. The efficiency ratio decreased to 61.40% for the nine months ended September 30, 1996, from 63.73% during the corresponding period in 1995. The Company attributes a substantial portion of these efficiency gains to the cost improvement program that it has undertaken. In addition to the Bank's increased efficiency, in 1995, the Federal Deposit Insurance Corporation ("FDIC") announced that deposit insurance premiums would be reduced from $.23 per $100 to the base amount of $2,000 per year. As a result, the Company's deposit insurance premiums expense decreased $139,000 in the first nine months of 1996, compared to the corresponding period of 1995.

Loans

   Loans, the largest component of interest earning assets, increased 51% during the first nine months of 1996. This growth was attributable to a 61% increase in consumer loans, a 55% increase in commercial loans and a 53% increase in real estate loans. The growth in consumer loans was attributable to the improved management of the consumer loan portfolio, along with the introduction of the new HECL product. In the first year of production, 155 HECL loans have been originated with $8.0 million committed and $4.7 million in balances outstanding. Performance in this area has exceeded management's expectations. These loans were offered at a low introductory rate and will reprice in the first quarter of 1997.

   The increase in commercial loans was largely due to marketing efforts of the Bank's commercial loan team, strengthened by the recent additions of personnel recruited from competing banks in the area. Many of these loan officers were able to transfer business relationships with them. Commercial loans increased $22.5 million, from $40.5 million on December 31, 1996 to $63.0 million on September 30, 1996. The majority of these loans are tied to Allegiant's Corporate Market rate (which generally moves with the national prime lending rate) and tend to be the Bank's most profitable loans.

   Real estate loans increased $65.5 million during the first nine months of 1996 ending the quarter at $189.6 million compared to $124.1 million at December 31, 1995. The majority of this increase was in one- to four-family mortgages which tend to be lower risk in nature. This increased production includes approximately $15.0 million in conforming FNMA loans, which could be used as an additional source of liquidity. The Mortgage Company was the key contributor to this increase in mortgage loan production, posting a record nine-month performance with $55.3 million in loans originated.

      The composition of the loan portfolio is summarized as follows:

                                                 LENDING AND CREDIT MANAGEMENT<F1>
                                                   SEPTEMBER 30,                 DECEMBER 31,                  SEPTEMBER 30,
                                                       1995                          1995                          1996
                                              -----------------------       -----------------------       ------------------------
                                                             PERCENT                       PERCENT                        PERCENT
                                                             OF TOTAL                      OF TOTAL                       OF TOTAL
                                               AMOUNT         LOANS          AMOUNT         LOANS          AMOUNT          LOANS
                                              --------       --------       --------       --------       --------        --------
                                                                             (DOLLARS IN THOUSANDS)
Commercial, financial, agricultural
   municipal and industrial
   development                                $ 38,459          23.03%      $ 40,518          22.32%      $ 62,989          22.97%
Real estate construction                         9,089           5.44          8,777           4.83          8,414           3.07
Real estate mortgage
   one- to four-family                          66,545          39.84         71,260          39.25        118,645          43.26
   multi-family and commercial                  44,555          26.68         52,795          29.08         70,918          25.86
Consumer and other                               8,551           5.12          8,379           4.62         13,460           4.91
Less unearned income                              (171)         (0.10)          (185)         (0.10)          (166)         (0.06)
                                              --------        -------       --------        -------       --------         ------
Total loans                                   $167,028         100.00%      $181,544         100.00%      $274,260         100.00%
                                              ========        =======       ========        =======       ========         ======

--------------------

<F1>  The Bank had no outstanding foreign loans at the dates reported.

Investments


   Investment securities decreased $10.9 million during the first nine months of 1996, from $73.2 million at December 31, 1995 to $62.3 million at September 30, 1996. A substantial portion of this decrease was due to the maturity of short-term investments, the proceeds of which were subsequently used to fund the increased loan growth. The Bank generally invests in short-term (less than 90 days) discount notes in order to maximize yield versus simply investing the funds in the overnight Fed Funds market. Some longer-term securities were called away from the Bank as well, due to the relative decrease in interest rates during the first quarter of 1996. The Bank will continue to target a laddered investment strategy, purchasing a mix of fixed rate U.S. Treasury and agency issues as well as callable agency securities.


   The 15% decrease in investment securities for the first nine months of 1996 occurred despite the addition of $4.6 million in adjustable-rate mortgage-backed securities. These securities were created as a result of a mortgage loan swap with FNMA in which the Bank traded $4.6 million in adjustable-rate mortgages for the same amount in mortgage-backed securities. This type of transaction allows the Bank greater financial flexibility, liquidity and reduced risk in exchange for decreased yield in the form of a guarantee fee paid to FNMA. This is the second time the Bank has entered into this type of transaction, the first was in August 1995 when the Bank swapped $12.3 million in adjustable-rate mortgage loans. The Bank plans to swap mortgages for additional securities in 1996 and anticipates similar transactions in the future as part of its regular course of operations.


   The book value of investment securities as of December 31, 1995 and September 30, 1996 was as follows:


                           INVESTMENT SECURITIES PORTFOLIO
                                                           DECEMBER 31,   SEPTEMBER 30,
                                                               1995           1996
                                                           ------------   -------------
                                                                  (IN THOUSANDS)
United States Treasury securities                             $ 5,017        $ 7,938
Obligations of United States government agencies               64,697         48,675
Federal Home Loan Bank stock                                    2,645          4,412
States and political subdivisions                                 930          1,173
Less unrealized loss on securities held
   available for sale                                            (136)           (95)
Other                                                              58            205
                                                              -------        -------
Total investment securities                                   $73,211        $62,308
                                                              =======        =======


   The maturities and yield information of the investment portfolio as of September 30, 1996 was as follows:


                                    INVESTMENT PORTFOLIO-MATURITIES AND YIELDS
                                              (DOLLARS IN THOUSANDS)

                                                     WEIGHTED    OVER ONE    WEIGHTED  OVER FIVE  WEIGHTED                WEIGHTED
                                         ONE YEAR    AVERAGE     THROUGH     AVERAGE    THROUGH   AVERAGE     OVER TEN     AVERAGE
                                         OR LESS      YIELD     FIVE YEARS    YIELD    TEN YEARS   YIELD        YEARS       YIELD
                                         --------    --------   ----------   --------  ---------  --------    --------     -------
United States Treasury securities        $ 1,510       4.93%     $ 6,428       6.16%        --                     --

Obligations of United States
  government agencies                     12,721       4.71%      22,067       5.72%       500      6.70%      13,387       6.69%

Federal Home Loan Bank stock               4,412       7.00%          --                    --                     --

States and political subdivisions            220       4.50%         553       5.17%       400      5.31%          --

Less unrealized loss on securities
  held available for sale                    (95)        --

Other                                                                205         --
                                                                 -------       ----

Total investment securities              $18,768       5.29%     $29,253       5.77%      $900      6.08%     $13,387<F1>   6.69%
                                         =======       ====      =======       ====       ====      ====      =======       ====

Total portfolio                                                                                               $62,308       5.82%
                                                                                                              =======       ====

<F1> Securities are adjustable rate mortgages tied to the one-year Constant
Maturity Treasury Index. Due to principal prepayments, management estimates these securities will have an estimated life of five to seven years during normal market conditions.


Asset Quality

   The Bank's allowance for possible loan losses increased 28%, from $2.1 million on December 31, 1995 to $2.7 million on September 30, 1996. The majority of this increase was due to the provision of $950,000 to the reserve for possible loan losses during the first nine months of 1996. The reserve for loan losses is budgeted by using a risk weighting system based upon the different risk categories of loans. The allowance for loan losses to total loans decreased to 1.00% at September 30, 1996 from 1.17% at December 30, 1995. This level takes into account the increased aggregate levels of one- to four-family mortgage loans, which tend to exhibit lower levels of credit risk. The Company believes that the allowance for possible loan losses at September 30, 1996 was adequate to reflect the credit risk in the loan portfolio. See "--Provision for Loan Losses."

   Non-performing assets increased to $466,000 at September 30, 1996, an increase of $158,000 from $308,000 on December 31, 1995. However, the ratio of non-performing loans to total loans was unchanged at 0.17% as of December 31, 1995 and September 30, 1996, respectively. The largest component of this increase in non-performing loans was a $116,000 increase in consumer auto loans.

   When compared to September 31, 1995, non-performing loans to total loans decreased 8 basis points from 0.25% at September 31, 1995 to 0.17% at September 30, 1996. This improvement was due to the Bank's aggressive collection policy and the liquidation in the third quarter of 1996 of problem assets associated with one real estate developer.

   The increase in loans past due 30 to 89 days from December 31, 1995 to September 30, 1996 was primarily due to one mortgage loan. Although the borrower had suspended payment, the property is under contract for sale and the Bank expects to be repaid principal and all accrued interest and charges.

   The following table summarizes, for the periods indicated, non-performing assets by category:


                    RISK ELEMENTS -- NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

                                                           September 30,  December 31,   September 30,
                                                               1995           1995           1996
                                                           -------------  ------------   -------------
                                                                      (Dollars in thousands)
Real estate construction loans
   Past due 30 to 89 days                                        $115            $60           $390
   Past due 90 days or more                                        --             --             --
   Nonaccrual                                                      --             --             38
   Restructured terms                                              --             --             --

Loans secured by 1-4 family residential properties
   Past due 30 to 89 days                                         395            340          1,098
   Past due 90 days or more                                        --             36             --
   Nonaccrual                                                      22             20             86
   Restructured terms                                               3              3             --

Loans secured by nonfarm nonresidential properties
   Past due 30 to 89 days                                          --            167            120
   Past due 90 days or more                                        --             --             --
   Nonaccrual                                                      --             --             --
   Restructured terms                                              --             --             --

Installment loans
   Past due 30 to 89 days                                          20             99            102
   Past due 90 days or more                                        --             12              9
   Nonaccrual                                                       9             15            131
   Restructured terms                                              --             --             --

Commercial and all other loans
   Past due 30 to 89 days                                         515            134            172
   Past due 90 days or more                                        64            113             79
   Nonaccrual                                                     312            109            123
   Restructured terms                                              --             --             --


Other real estate                                                  25             10             --


Total non-performing assets                                       438            318            466

Loans, net of unearned discount                               174,964        181,544        274,260

Allowance for possible loan losses                              2,064          2,130          2,724

Allowance for possible loan losses to total loans                1.25%          1.17%          1.00%

Non-performing loans to total loans                              0.25%          0.17%          0.17%

Allowance for possible loan losses to non-performing loans     499.76%        691.56%        584.55%


   Potential problem credits are monitored by the lending staff and senior management. The Bank continually monitors its loan portfolio and discontinues the accrual of interest on any loan on which payment of principal or interest on a timely basis in the normal course of business is doubtful. The discontinuance of interest accrual on a loan occurs at any time that a significant problem is detected in the normal payment process. The Bank's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due, unless it is well secured and in the process of collection. Interest income on a nonaccrual loan is recognized only as collected.


LIQUIDITY AND CAPITAL RESOURCE MANAGEMENT

   Corresponding to the growth in assets for the nine months ended
September 30, 1996, total liabilities increased by $70.8 million. A substantial portion of this increase was represented by a $37.0 million increase in short-term borrowings, of which $20.7 million were from the Federal Home Loan Bank ("FHLB") and a $10.0 million increase in Fed Funds purchased. A portion of the increase in short-term FHLB borrowings was due to a reclassification of longer-term advances which will mature within twelve months from September 30, 1996 and as such was classified as short term. The Bank prefers to use these alternative sources of short-term funding in lieu of higher cost retail deposits gathered with deposit promotions.

Deposits

   During the first nine months of 1996, total deposits increased 16% or $36.6 million to $267.9 million from $231.3 million at December 31, 1995. This growth was principally attributable to a $14.9 million increase in certificates of deposit and a $11.4 million increase in certificates of deposit over $100,000. The Bank also achieved meaningful growth in both money market and demand deposit accounts, with increases of 13% and 16%, respectively. Offsetting these increases was a 25% decrease in savings accounts, most of which was due to the re-pricing of Allegiant Green savings accounts. The majority of these funds was moved to the higher yielding money market accounts within the Bank.

   The Bank anticipates deposit growth will continue in the fourth quarter of 1996 and the first quarter of 1997, as the South County branch matures. In addition to the new branch, the Bank plans to continue offering new products in its effort to increase core deposits and attract long-term banking relationships. In 1996, the Bank began offering the following new products: the Allegiant Bank debit card, the previously discussed HECL and free checking. The following table summarizes deposit activity:

                                                 DEPOSIT LIABILITY COMPOSITION

                                                          DECEMBER 31,          SEPTEMBER 30,
                                                             1995                   1996
                                                             ----                   ----
                                                                  PERCENT                 PERCENT
                                                                  OF TOTAL                OF TOTAL   DOLLAR       PERCENT
                                                      AMOUNT      DEPOSITS   AMOUNT       DEPOSITS   CHANGE       CHANGE
                                                      ------      --------   ------       --------   ------       -------
                                                                               (DOLLARS IN THOUSANDS)

Demand deposits                                     $ 21,966        9.50%   $ 25,386        9.48%    $ 3,420       15.57%
NOW accounts                                           9,087        3.93      10,206        3.81       1,119       12.31
Money market accounts                                 53,905       23.30      60,830       22.71       6,925       12.85
Savings deposits                                       8,896        3.85       6,635        2.48      (2,261)     (25.42)
Certificates of deposit                               97,460       42.13     112,373       41.95      14,913       15.30
Certificates of deposit
      over $100,000                                   33,140       14.33      44,539       16.63      11,399       34.40
IRA certificates                                       6,855        2.96       7,904        2.95       1,049       15.30
                                                    --------      ------    --------      ------     -------      ------
      Total Deposits                                $231,309      100.00%   $267,873      100.00%    $36,564       15.81%
                                                    ========      ======    ========      ======     =======      ======

   The Bank seeks to maintain a level of liquidity which will provide a readily available source of funds for new loans, allowing it to meet loan commitments and other obligations on a timely basis. Historically, the Bank has been loan driven, which means that as loans have increased, the Bank has taken action to increase the level of core deposits and, depending on market conditions, access cost effective alternative sources of short-term funding.

   Increasing core deposits generally involves the use of promotions, paying premium rates coupled with advertising to attract new customers to the Bank. Where possible, the Bank has timed a deposit promotion to coincide with the opening of a new branch in order to achieve maximum growth in deposits. It has been the Bank's experience that the majority of deposits raised through these promotions have remained at the Bank after the promotion is over and so have provided a steadily growing base of core deposits at the Bank. In addition to the above-described sources, the steady flow of maturing securities provides a source of liquidity.

   Certificates of deposit accounted for approximately 56% and 58%, respectively, of the Bank's total deposits as of December 31, 1995 and September 30, 1996. Many of such certificates of deposit were purchased by customers in response to promotions offering above-market interest rates. Payment of premium interest rates by the Bank adversely affects the Bank's interest rate spread. Moreover, the Bank's concentration of deposits in certificates of deposit could have a negative impact on the stability of its deposits as purchasers of certificates of deposit may not redeposit the proceeds of their certificates of deposit after the certificates of deposit mature, particularly if the Bank then is not offering promotional rates. There can be no assurance the concentration of the Bank's deposits in certificates of deposit will not have a material adverse effect on the Bank's future results of operation or liquidity.

   Management anticipates continued loan demand in the Bank's market area as bank consolidation continues and fewer middle market lenders serve the area. In order to maintain the flexibility to fund this growth, the Company intends to strengthen its equity capital position through retained earnings and the issuance of debt and/or equity securities as deemed advisable. In addition, the Company has entered into an agreement with the FHLB providing the Bank a credit facility secured by the Bank's assets with current availability of $71.7 million of which $37.7 million was outstanding as of September 30, 1996. These capital resources will provide the Bank the opportunity to expand further the loan portfolio with the flexibility to increase deposits when conditions best match the Bank's needs and resources.

   The Bank experienced a period of strong loan demand during the third quarter of 1996, which affected its short-term liquidity. A large portion of the loan demand was in the form of one- to four-family real estate loans, some of which were swapped for mortgage-backed securities during the fourth quarter of 1996. The Bank's Asset/Liability Committee monitors its liquidity position closely and seeks consistently to guard against an inadequate liquidity position.

   Short-term investments held at December 31, 1995 included a match funding of an unusually large money market deposit account which was to be held at the Bank for an undetermined period of time. The investments were laddered so that a large withdrawal from the account would not threaten the Bank's liquidity position, as well as to maximize return on the funds while they were held at the Bank. The customer withdrew the funds in early 1996 and the short-term investments were not replaced as they matured.

   The Bank expects to continue to maintain the investment security portfolio in a three-year maturity ladder. As securities mature, they generally will be replaced by a new security with a three-year maturity. Otherwise, the Bank has no plans to purchase additional securities. Instead, the Bank expects to continue to create its own mortgage-backed securities through mortgage swaps on a regular basis.

   From December 31, 1995 to September 30, 1996, short-term borrowings increased substantially. The rates paid for these borrowings are significantly less than those required to increase the deposit base. This strategy benefited earnings, as well as improved efficiency by bringing in a large block of funding at one time. The Bank expects that borrowings maturing in 1997 will be replaced by similar borrowings if the rate advantage is still in existence. The Bank has approximately $60 million in availability from several borrowing sources and is now eligible for additionally discounted funds due to its "Outstanding" CRA rating.

   The branches opened by the Bank in the past have been sources, rather than uses, of funds. The Bank anticipates that the new branch planned for 1997 will be a source of retail and small commercial loans, however, the projected cash flows from the new branch should result in a positive source of funds.

   From December 31, 1994 to December 31, 1995, the Company's shareholders' equity increased from $8.5 million to $13.9 million, primarily due to the private placement of units of common equity and net income of $1.3 million less dividends paid of $113,000. The private placement of units consisted of shares of Common Stock, junior subordinated debentures and warrants to purchase Common Stock, for an aggregate issuance price of $7.7 million. Over the years, issuance of Common Stock and net income has provided the majority of the Company's capital accumulation. At December 31,1995, retained earnings were $2.6 million, or 19% of total shareholders' equity. At September 30, 1996, retained earnings were $1.7 million, or 11% of total shareholders' equity.


   The analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions. At this time, the two primary criteria used in such analysis are the risk-based capital guidelines and the minimum capital to total assets or leverage ratio requirement.

   In general the standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

   The standards also classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. For the Company, Tier 1 capital includes total shareholders' equity less goodwill. Tier 2 capital is comprised of the reserve for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt and intermediate-term preferred stock.

   Bank holding companies are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital.

   As of September 30, 1996, the Company's and Bank's capital ratios were as follows:

                                  COMPANY         BANK
                                  -------         ----
Risk-based capital ratio           8.67%         10.90%
Tier 1 capital ratio               6.18           9.75
Leverage ratio                     4.61           6.53

   Management believes that a strong capital position provided by a mix of equity and qualifying long-term debt is essential to achieving the Company's long-term objectives. It provides safety and security for depositors, and it enhances the potential for increases in Company value for shareholders by providing opportunities for growth with the selective use of leverage.


   The Company's capital requirements have been financed through private offerings of debt and equity securities, retention of earnings after payment of dividends and borrowings from a commercial bank. The Company's bank loan is in the principal amount of $4.8 million and matures in January 1997. The loan agreement contains certain restrictions on the Company's ability to pay cash dividends. Although there can be no assurance regarding the payment of future dividends, the Company believes the loan agreement will not inhibit its ability to pay regular dividends at the current rate. The Company is in the process of negotiating an extension of the maturity of this debt and believes that it will be attained on acceptable terms. Additionally, the Company has $3.3 million of outstanding subordinated debentures due on May 31, 2002. The Company believes that the above-described resources, together with the proceeds of this offering, will be sufficient to finance its capital requirements for planned operations and growth through at least the end of 1997.

ACCOUNTING CHANGES

   In October 1994, the Financial Accounting Standards Board "FASB" issued Statement of Financial Accounting Standards No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS 119"). The adoption of SFAS 119 is required for fiscal years beginning after December 15, 1995. The statement requires disclosures about derivative financial instruments and other financial instruments with similar characteristics that are not subject to SFAS 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk." The accounting for derivative financial instruments remains unchanged. The Bank does not hold financial instruments, other than those comprehended within SFAS 105. There was no impact of adopting SFAS 119 on the financial statements of the Company.


   In March 1995, the FASB issued its Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, SFAS 121 requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less costs to sell. SFAS 121 is effective for fiscal years beginning after December 15,1995. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

   In May 1995, the FASB issued its Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"), an Amendment of FASB Statement No. 65. SFAS 122 requires entities to allocate the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the bank sells or securitizes the loans and retains the mortgage servicing rights. In addition, SFAS 122 requires entities to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 is effective for fiscal years beginning after December 15, 1995. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

   In October 1995, the FASB issued its Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 but encourages the adoption of a new accounting method based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. SFAS No. 123 is required to be adopted prospectively beginning January 1, 1996. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.


                                    BUSINESS

GENERAL

   The Company is a bank holding company which owns all of the capital stock of Allegiant Bank, a Missouri state-chartered bank (the "Bank"). The Bank provides personal and commercial banking and related financial services from six locations in the St. Louis Standard Metropolitan Statistical Area ("St. Louis SMSA"), the 16th largest metropolitan area in the United States, and two locations in Northeast Missouri. Allegiant Mortgage Company (the "Mortgage Company"), a wholly-owned subsidiary of the Bank, offers residential loans primarily to customers in the St. Louis market.

  The Company was organized in May 1989 and acquired Allegiant State Bank at that time. The Company acquired Allegiant Bank in 1990. Effective in
January 1995, Allegiant State Bank merged into Allegiant Bank. As used herein, the term "Bank" refers to Allegiant Bank for periods subsequent to such merger and to Allegiant Bank and Allegiant State Bank, collectively, prior to such time. In November 1994, Allegiant Bank acquired the Mortgage Company.

THE BANK


   The Bank's main office is located in the City of St. Louis, Missouri at 4323 North Grand Boulevard. The Bank's other five locations in the St. Louis SMSA are in Hazelwood, Maryland Heights, Clayton, Des Peres and Mehlville. In addition, the Bank's operations center is located in Maryland Heights. The Northeast Missouri locations consist of a full-service facility located in Kahoka, Missouri and a predominantly retail-oriented facility operating from leased space in a supermarket located in Palmyra, Missouri. The Bank presently intends to expand its operations into St. Charles County in 1997.


   Since acquiring Allegiant State Bank in 1989, the Company has focused on controlled growth by meeting customers' needs for responsive service. The Company has sought to operate fewer offices with relatively large deposit bases, make commercial loans (which tend to be larger in size than retail loans), employ a capable staff and enhance data processing and operational systems to increase productivity.

   The Bank's core deposit base generally has been enhanced through advertising and deposit promotions. The Bank has not used brokered deposits as a source of funds. The Company has sought to increase its earning assets by expanding its mortgage lending activities. The Company anticipates that its mortgage lending activities will be a key element in its strategy for increasing the level of its earning assets.

   The Bank's commercial banking activities target high net worth individuals and their businesses with an emphasis on the middle market. The Bank's operating strategy is to offer personal service, flexibility and timely responsiveness to the needs of its customers. Senior management of the Bank and the Company maintain close personal contact and close working relationships with the Bank's commercial customers and their businesses. The Bank's and the Company's Boards of Directors and Advisory Directors primarily include local business people from the Bank's market area. Most of the Bank's new commercial banking business consists of referrals from existing customers.

   The Company believes that the growth in loans and profitability achieved by the Bank is attributable in large measure to its strategy of targeting small and medium size businesses in the manner described above and the business and personal relationships and experience of the Bank's and the Company's management, Directors and Advisory Directors in the St. Louis community, rather than the result of greater risk-taking or price concessions. In addition, there have been numerous acquisitions and mergers of banks and thrifts in the St. Louis market which have made the larger institutions in the market even larger and left fewer commercial banks in the $100 million to $1.0 billion asset size category whose primary focus is small and medium size commercial customers.

MARKET AREA

   Metropolitan St. Louis. The Company's primary service area is located in St. Louis County which has a total population of approximately 1.0 million and the City of St. Louis which has a population of approximately 400,000. With the addition of the Des Peres and Mehlville retail banking offices in 1995 and 1996, respectively, and planned new locations in 1997, management believes that the Bank will have access to the entire St. Louis market. A key to market coverage is accessibility. The Company believes that after such expansion its retail banking offices will be strategically placed so that it will have a retail banking office within a 5-20 minute drive from all principal sectors of the St. Louis SMSA.


   Northeastern Missouri. The market areas for the Kahoka and Palmyra banking offices are Clark County and Marian County, respectively. The City of Kahoka has a population of approximately 2,200 and Palmyra has a population of approximately 3,400. The Company also intends to continue to expand its Northeastern Missouri operations to locations in addition to existing locations in Kahoka and Palmyra. It is anticipated that new locations will be centered along U.S. Highway 61.

PRODUCTS AND SERVICES

   Through the Bank, the Company offers complete banking services to the communities which it serves. In conjunction with the growth of its branch facilities, the Bank has introduced new products and services to position itself to compete in its highly competitive market. The Company believes that the Bank's customers demand not only a wide range of financial products but also efficient and convenient service. In response to these demands, the Bank believes it has developed a unique mix of products and services utilizing newly developed technology available to the banking industry. For example, the addition of new remote automatic teller machines ("ATMs") and "Expressline" telephone banking offers customers convenience and promotes the Bank's products. The Bank also offers a wide range of commercial and retail banking products and services to its customer. Deposit accounts include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing checking accounts, savings accounts and money market accounts. Loans include residential real estate, commercial, financial, municipal and industrial development, real estate construction and development, installment and consumer loans.

MARKETING

   The Company believes it employs a unique marketing strategy, relying upon word of mouth or referral business to expand the Bank's core customer base. This strategy has offered an effective marketing tool as well as helped assure that quality customers are retained by the Bank. The marketing plan involves utilizing the Company's and the Bank's Directors, as well as Bank Advisory Directors. The Company attempts to select Advisory Directors from the business community surrounding each branch. As of September 30, 1996, the Bank had 14 Directors and 56 Advisory Directors.

   These integral team members, all of whom have a stake in the future of the Company, bring in business through use of their networks and contacts. Working principally on referrals and word of mouth, the Bank seeks to continue targeting the middle market for commercial loans, as well as to be a neighborhood bank for retail customers. Whether the customer is a mid-size company or a citizen in the Bank's community, the Bank is committed to offering the most responsive and efficient service available. Management believes this approach will allow the Company to position itself to compete effectively in view of the anticipated continuing consolidation of the banking industry.

COMPETITION

  The Bank encounters substantial competition for but are not limited to, deposits and loans in its markets. The Bank's principal competitors include, other financial institutions, such as banks, savings and loan institutions and credit unions, and a number of other non-bank competitors, such as insurance companies, small loan companies, finance companies and mortgage companies. Many of the Bank's non-bank competitors are not subject to the extensive Federal and state regulations which govern the Company and the Bank and, as a result, have a competitive advantage over the Bank in providing certain services. Many of the financial institutions with which the Bank competes are larger and have substantially greater financial resources than the Bank.

   While the Bank also encounters a great deal of competition in its lending activities, management believes that there is less competition in the Bank's specialty-middle market and neighborhood bank niche than there was up to a few years ago. The Bank believes that its competitive position has been strengthened by the advent of branch banking in Missouri, which has resulted in consolidations of bank subsidiaries of several large bank holding companies. The Bank's strategy, by contrast, is to remain a middle market lender which maintains close, long-term contacts with its customers.

EMPLOYEES

   As of September 30, 1996, the Company and the Bank had approximately 87 full-time equivalent employees. None of these employees of the Company or the Bank are subject to a collective bargaining agreement. The Company considers its relationships with its employees and those of the Bank to be good.

EFFECT OF GOVERNMENTAL POLICY

   One of the most significant factors affecting the Bank's earnings is the difference between the interest rates paid by the Bank on its deposits and its other borrowings and the interest rates earned by the Bank on loans to its customers and securities owned by the Bank. The yields of its assets and the rates paid on its liabilities are sensitive to changes in prevailing interest rates. Thus, the earnings and growth of the Bank will be influenced by general economic conditions, the monetary and fiscal policies of the federal government, and the policies of regulatory agencies, particularly the Federal Reserve Board, which implements national monetary policy. An important function of the Federal Reserve System is to regulate the money supply and credit conditions in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market operations in U.S. government securities and changes in reserve requirements of banks and in the cost of short-term bank borrowings. These techniques influence overall growth and distribution of credit, bank loans, investments and deposits, and may also affect interest rates charged on loans or paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

   From time to time, legislation has been enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. Legislative proposals which could affect the Company and the banking business in general have been proposed and may be introduced before the United States Congress and other governmental bodies. These proposals may alter the Company's structure, regulation, disclosure and reporting requirements. In addition, various banking regulatory agencies frequently propose rules and regulations to implement and enforce existing legislation. It cannot be predicted whether or in what form any such legislation or regulations will be enacted or the extent to which the business of the Company would be affected thereby.

LEGAL PROCEEDINGS

   Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Company and its subsidiaries. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the Company's financial condition.

                           SUPERVISION AND REGULATION

GENERAL

   As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

   The Company and its subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The earnings of the Company's subsidiaries, and therefore the earnings of the Company, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC, the Division of Finance and various other state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of the Company and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

   There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

   The Company is a legal entity separate and distinct from the Bank and the Mortgage Company. The principal source of the Company's revenues is dividends from the Bank. Various Federal and state statutory provisions limit the amount of dividends the Bank can pay to the Company without regulatory approval. The approval of appropriate Federal or state bank regulatory agencies is required for any dividend if the total of all dividends declared by the Bank in any calendar year would exceed the total of the institution's net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. The payment of dividends by the Bank may also be affected by other factors, such as the maintenance of adequate capital.

CAPITAL ADEQUACY

   The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

   In general, the risk-related standards require financial institutions and financial institution holding companies to maintain capital levels based on "risk adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, financial institutions and financial institution holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

FDIC INSURANCE ASSESSMENTS

   The subsidiary depository institutions of the Company are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "--FIRREA and FDICIA."

   The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds--the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks.

SUPPORT OF SUBSIDIARY BANK

   Under Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where it might not choose to do so absent such a policy. This support may be required at times when the Company may not find itself able to provide it. In addition, any capital loans by the Company to the Bank would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

   Consistent with this policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

   FIRREA contains a cross-guarantee provision which could result in insured depository institutions owned by the Company being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by the Company. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

   The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

   The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it:
(i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier 1 capital to adjusted total assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An association will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater; (ii) had a ratio of Tier 1 capital to risk-adjusted assets of 4% or greater; and (iii) had a ratio of Tier 1 capital to adjusted total assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to adjusted total assets were 3% or greater).

   FDICIA also makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulator. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

   Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution, in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

   In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit the Company to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri. Overall, Riegle-Neal is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The Articles of Incorporation of the Company provide that the Board of Directors is to consist of not less than six and not more than 24 directors, each holding office for three years and until their respective successor shall have been duly elected and qualified. The Articles of Incorporation further provide that the exact number of directors to be elected will be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of persons serving on the Company's Board of Directors at nine.

   The following individuals currently serve as members of the Board of Directors and/or executive officers of the Company:

          NAME                AGE                                         POSITION
          ----                ---                                         --------
   Marvin S. Wool              68      Chairman, Chief Executive Officer and Director of the Company; Chairman of the Bank

   Shaun R. Hayes              37      President and Director of the Company; President and Chief Executive Officer of the Bank

   S. Kay Weber                35      Vice President/Chief Financial Officer of the Bank; Assistant Secretary of the Company

   Charles E. Polk             37      Director

   Leland B. Curtis            53      Director

   Leon A. Felman              61      Director

   C. Virginia Kirkpatrick     63      Director

   Kevin R. Farrell            45      Director and Secretary

   John T. Straub              48      Director

   Lee S. Wielansky            45      Director


   Marvin S. Wool has served as a Director of the Company since 1990 and as the Chairman and Chief Executive Officer of the Company and Chairman of Allegiant Bank since March 1992. From 1973 through the present, Mr. Wool has served as the President and Chief Executive Officer of Dash Multi-Corp, Inc., the holding company for ten subsidiary companies located in Georgia, Mississippi, Missouri, New Jersey and California which are in the chemical, cloth coating and carpet industries.

   Shaun R. Hayes has served as a Director and as the President of the Company since 1989. Additionally, Mr. Hayes has served as President and Chief Executive Officer of Allegiant Bank since May 1992. From 1989 through 1994, Mr. Hayes served as Secretary of the Company.

   S. Kay Weber has served as Assistant Secretary of the Company and Vice President/Chief Financial Officer of the Bank since March 1992. From September 1983 to March 1992, Ms. Weber served in various positions at Mercantile Bank of St. Louis, N.A. including Staff Auditor, Assistant Controller, Financial Systems Accountant, Personal Banking Officer/Branch Operations Manager and Mortgage Banking Officer.

   Charles E. Polk has been a Director of the Company since 1994. Mr. Polk has been a partner of Husch & Eppenberger, a law firm located in St. Louis, Missouri, since 1991. For more than one year prior to joining Husch & Eppenberger, he was associated with Peper, Martin, Jensen, Maichel & Hetlage, a law firm located in St. Louis, Missouri.

   Leland B. Curtis has been a director since March 21, 1996. He has also been a partner in the law firm of Curtis, Oeting, Heinz, Garret & Soule, a law firm located in St. Louis, Missouri, for more than the past five years.

   Leon A. Felman has been a Director of the Company since 1992. Since 1968 Mr. Felman has been associated with Sage Systems, Inc., a restaurant operator, and currently serves as its President and Chief Executive Officer.

   C. Virginia Kirkpatrick has been a Director of the Company since 1990. Since 1983 Ms. Kirkpatrick has been President of CVK Personal Management & Training Specialists, a business consulting and human resource management firm.

   Kevin R. Farrell has served as a Director of the Company since 1989 and as Secretary of the Company since 1994. Mr. Farrell has been President of St. Louis Steel Products, a steel fabricating company, for more than the past five years.

   John T. Straub has been a Director of the Company since 1990. Since
April 1992, Mr. Straub has been self-employed as a certified public accountant. From December 1989 to April 1992, Mr. Straub served as Chief Financial Officer of Group Five, Inc. Prior to such time, Mr. Straub was a certified public accountant with BDO Seidman, LLP, a public accounting firm.

   Lee S. Wielansky has been a Director of the Company since 1990.
Mr. Wielansky has been the President and Chief Executive Officer of Midland Development Group, a real estate development company, for more than the past five years.

   The Board of Directors has a standing Executive Committee, Audit Committee, Directors' Responsibility Committee and Personal Committee.

   The members of the Executive Committee are Marvin S. Wool, Shaun R. Hayes,
C. Virginia Kirkpatrick, Kevin R. Farrell and Lee S. Wielansky. The
Executive Committee may exercise all powers of the Board of Directors which may be lawfully delegated when the Board of Directors is not in session.

   The members of the Audit Committee are John T. Straub, Lee S. Wielansky and Charles E. Polk. The duties of the Audit Committee include meeting with the independent auditors, management, internal auditors and credit review personnel to periodically review the work of each and ensure that each is properly discharging its responsibilities.

   The members of the Directors' Responsibility Committee are Leon A. Felman,
C. Virginia Kirkpatrick and John T. Straub. The Directors' Responsibility Committee periodically reviews transactions between directors and the Company to ensure compliance with various regulatory and other requirements.

   The members of the Personnel Committee are C. Virginia Kirkpatrick, Marvin S. Wool and Shaun R. Hayes. The Personnel Committee reviews the Company's employee training program and participates in the recruitment and selection of certain key management employees.

                        SECURITY OWNERSHIP BY MANAGEMENT


   The following table indicates, as of December 31, 1996, the beneficial ownership of the Company's Common Stock by each person who is an executive officer, director or known by the Company to own beneficially more than 5% of the Company's Common Stock, and all directors and executive officers of the Company as a group:

                                                               NUMBER OF SHARES
                                                                PROPOSED TO BE
                                                                 PURCHASED BY              AFTER OFFERING<F1>
                             BEFORE OFFERING<F1>                DIRECTORS AND      ----------------------------------
NAME OF                      NUMBER OF SHARES     PERCENT     EXECUTIVE OFFICERS      NUMBER OF SHARES      PERCENT
BENEFICIAL OWNER             BENEFICIALLY OWNED   OF CLASS   IN THE OFFERING<F2>   BENEFICIALLY OWNED<F3>   OF CLASS
----------------             -------------------  --------   -------------------   ----------------------   ---------
Marvin S. Wool                  367,542<F4>        15.6%           66,000                 433,542             14.8%
Shaun R. Hayes                  217,887<F5>         9.2            30,250                 248,137              8.5
S. Kay Weber                      4,162<F6>            <F7>           220                   4,382                 <F7>
Leon A. Felman                  221,167<F8>         9.6            55,000                 276,167              9.6
James R. Gibson                 145,734<F9>         6.4                --                 145,734              5.1
Kevin R. Farrell                137,090<F10>        5.9            33,000                 170,090              5.9
Lee S. Wielansky                118,118<F11>        5.1            22,000                 140,118              4.9
C. Virginia Kirkpatrick          84,636<F12>        3.6             6,144                  90,780              3.1
John Straub                      51,258<F13>        2.2             4,249                  55,507              1.9
Charles E. Polk                  30,154<F14>        1.3               550                  30,704              1.1
Leland B. Curtis                  8,612<F15>           <F7>         1,519                  10,131                 <F7>

All directors and executive
  officers as a group
  (11 persons)                1,386,360<F16>       59.6

--------------------
<F1>  Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his or her name. The percentage calculations for beneficial ownership are based upon 2,271,000 shares of the Company's Common Stock that were issued and outstanding as of December 31, 1996, plus, with respect to each individual and for all directors and executive officers as a group, the number of shares subject to options, Convertible Debentures and warrants that may be acquired upon exercise or conversion within 60 days.

<F2>  Based upon number of shares of Common Stock which such individual and group has indicated an intention to purchase pursuant to this offering, subject to proration in the event of oversubscription.

<F3>  Amounts include the number of shares beneficially owned by each individual before the offering and the number of shares as to which each individual has given a preliminary indication of interest in purchasing in the offering.

<F4>  Total includes: 35,670 shares held by the Dash Industries
      Pension Plan; 29,040 shares held in trusts for the benefit of Mr. Wool's children; 72,967 shares subject to presently exercisable stock options; and 9,909 shares subject to issuance upon exercise of warrants.

<F5>  Total includes: 2,420 shares held of record by Mr. Hayes' spouse, as to which shares Mr. Hayes has shared voting and investment power; 84,168 shares subject to presently exercisable stock options; and

                                    - 55 -

      4,247 shares issuable upon exercise of warrants.

<F6>  Total includes: 3,813 shares subject to presently exercisable stock options.

<F7>  Less than one percent.

<F8>  Total includes: 26,400 shares subject to presently exercisable stock options; and 7,078 shares issuable upon exercise of warrants.

<F9>  Total includes: 12,100 shares issuable upon exercise of stock options. Mr. Gibson no longer serves as a director of the Company and has not advised the Company of any amount of shares, if any, he proposes to purchase in this offering.

<F10> Total includes: 33,675 shares held of record by Pentastar
      Family Holdings, Inc.; 23,265 shares held by Mr. Farrell as custodian for his four children; 1,210 shares held by United Missouri Bank of Kansas City as Trustee for the IRA of Mr. Farrell's spouse; 46,567 shares subject to presently exercisable stock options; and 1,887 shares issuable upon exercise of warrants.

<F11> Total includes: 14,486 shares held by Mr. Wielansky as custodian for his three children; 38,276 shares held jointly with Mr. Wielansky's spouse; 2,299 shares held by Shearson Lehman Brothers for the IRA of Mr. Wielansky's spouse; 38,500 shares issuable upon exercise of stock options; and 1,415 shares issuable upon exercise of warrants.

<F12> Total includes: 12,827 shares held jointly with
      Ms. Kirkpatrick's spouse; 16,735 shares held by Paine Webber as Trustee for the IRA of Ms. Kirkpatrick's spouse; 1,819 shares held jointly with Ms. Kirkpatrick's son; 48,987 shares issuable upon exercise of stock options; and 471 shares issuable upon exercise of warrants.

<F13> Total includes: 3,406 shares held by Mr. Straub's spouse's
      Trust Agreement; 26,400 shares issuable upon exercise of stock options; and 471 shares issuable upon exercise of warrants.

<F14> Total includes: 26,400 shares issuable upon exercise of stock options.

<F15> Total includes: 2,200 shares issuable upon exercise of stock options.

<F16> Includes: 388,502 shares issuable upon exercise of stock options and 24,535 shares issuable upon exercise of warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon consummation of the offering, the Company will have outstanding an aggregate of 2,838,750 shares of Common Stock (assuming the Subscription Rights are fully exercised). Substantially all of the shares outstanding prior to the offering were originally issued in private placements in reliance upon exemptions from the registration requirements of the Securities Act. All of the shares sold in this offering will be freely tradable by persons other than affiliates of the Company who will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

   In general, Rule 144, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company or who has beneficially owned shares which are issued and sold in reliance upon exemptions from registration under the Securities Act ("Restricted Shares") for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Common Stock of the average weekly trading volume in the Common
Stock during the four calendar weeks preceding the filing of a notice of intent to sell. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to be an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner-of-sale provisions, notice requirement or the availability of public information about the Company.


   In May 1997, the two-year holding period for 108,900 shares issued in a private placement will expire and such shares will become eligible for resale under Rule 144.


   No prediction can be made as to the effect, if any, that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options and warrants, and the conversion of debentures) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price and could impair the Company's future ability to raise capital through an offering of its equity securities.


                          DESCRIPTION OF COMMON STOCK

GENERAL


   The Company has authorized 7,800,000 shares of Common Stock, $0.01 par value. At September 30, 1996, 2,196,174 shares of Common Stock were outstanding. Under Missouri law, the Company's Board of Directors may generally approve the issuance of authorized shares of Common Stock without shareholder approval.


   The following summary of the terms of the Company's Common Stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation and By-Laws and Missouri law.

DIVIDENDS

   The holders of Common Stock are entitled to share ratably in dividends when, as and if declared by the Board of Directors from funds legally available therefor.

   The Board of Directors of the Company intends to maintain its present policy of paying quarterly cash dividends on Common Stock, when justified by the financial condition of the Company. The declaration and amount of future dividends will depend on circumstances existing at the time, including the Company's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the Board of Directors may deem relevant. The payment of dividends to the Company by subsidiary banks is subject to extensive regulation by various state and Federal regulatory agencies. See "Supervision and Regulation."

VOTING RIGHTS

   Each holder of Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

PREEMPTIVE RIGHTS

   The holders of Common Stock have no preemptive or preferential right to subscribe for, purchase or receive any additional shares of Common Stock or rights or options to purchase additional shares of Common Stock or securities convertible into or carrying rights or options to purchase additional shares of Common Stock.

ASSESSMENT AND REDEMPTION

   Shares of Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

CLASSIFICATION OF BOARD OF DIRECTORS

   The Board of Directors of the Company is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of the Company will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the Board of Directors, classification of the Board of Directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the Common Stock and thereby could impede a change in control of the Company. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

TRANSFER AGENT

  The transfer agent and registrar of the Common Stock is Boatmen's Trust Company, St. Louis, Missouri.


                                 LEGAL MATTERS

   The legality of the shares of Common Stock offered hereby will be passed upon by Thompson Coburn, St. Louis, Missouri.

                                    EXPERTS

   The consolidated financial statements of the Company as of December 31, 1995, and for each of the years in the two-year period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX
                                                                 Page
                                                                 ----
Independent Auditors' Report                                      F-1

Consolidated Balance Sheets as of December 31, 1995
   and September 30, 1995 (unaudited) and
   1996 (unaudited)                                               F-2

Consolidated Statements of Income for the Years
   Ended December 31, 1994 and 1995
   and for the Nine Months Ended September 30,
   1995 (unaudited) and 1996 (unaudited)                          F-3

Consolidated Statements of Shareholders' Equity for
   the Years Ended December 31, 1994 and 1995
   and for the Nine Months Ended September 30,
   1996 (unaudited)                                               F-4

Consolidated Statements of Cash Flows for the
   Years Ended December 31, 1994 and 1995
   and for the Nine Months Ended September 30,
   1995 (unaudited) and 1996 (unaudited)                          F-5

Summary of Accounting Policies                                    F-6 to F-9

Notes to Consolidated Financial Statements                        F-10 to F-23


                        [Letterhead of BDO Seidman, LLP]




INDEPENDENT AUDITORS' REPORT



The Board of Directors
Allegiant Bancorp, Inc.
St. Louis, Missouri


We have audited the accompanying consolidated balance sheet of Allegiant Bancorp, Inc. (a Missouri corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allegiant Bancorp, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.



/s/ BDO Seidman LLP


St. Louis, Missouri

February 23, 1996

                                      ALLEGIANT BANCORP, INC.
                                    CONSOLIDATED BALANCE SHEETS
                                                                          December 31,   September 30,
                                                                          ------------   -------------
                                                                              1995           1996
                                                                              ----           ----
                                                                                (In thousands)
                                                                                          (Unaudited)
ASSETS:
------
Cash and due from banks                                                     $  5,483       $  6,528
Federal funds sold and other overnight investments                            14,200          1,550
Investment securities (Notes 1, 5 and 6)
   Available for sale (at estimated market value)                             28,000         22,605
   Held to maturity (approximate market value of
   $45,042 and 39,397, respectively)                                          45,211         39,703
Loans (Notes 2, 6 and 8)                                                     181,544        274,260
Less allowance for possible loan losses                                       (2,130)        (2,724)
                                                                            --------       --------
Net loans                                                                    179,414        271,536
Bank premises and equipment (Note 3)                                           4,603          4,691
Accrued interest and other assets (Note 4)                                     2,906          4,084
Cost in excess of fair value of net assets acquired                              569            507
                                                                            --------       --------
Total assets                                                                $280,386       $351,204
                                                                            ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
------------------------------------
Deposits:
   Non-interest bearing                                                      $21,966        $25,386
   Interest bearing                                                          176,203        197,948
   Certificates of deposit of $100,000 or more                                33,140         44,539
                                                                            --------       --------
Total deposits                                                               231,309        267,873
                                                                            --------       --------
Short-term borrowings (Note 5)                                                14,108         51,060
Long-term debt (Note 6)                                                       19,719         15,580
Accrued expenses and other liabilities                                         1,312          1,381
                                                                            --------       --------
Total liabilities                                                           $266,448       $335,894
                                                                            --------       --------
Commitments and contingencies (Notes 9, 10, 11, 12 and 13)
Shareholders' equity (Notes 6, 7 and 10):
   Common Stock, $.01 par value - shares
   authorized, 7,800; issued and outstanding
   2,188 and 2,196, respectively                                                  18             20
Capital surplus                                                               11,369         13,621
Retained earnings                                                              2,642          1,731
Net unrealized depreciation on securities available for sale                     (91)           (62)
                                                                            --------       --------
Total shareholders' equity                                                    13,938         15,310
                                                                            --------       --------
Total liabilities and shareholders' equity                                  $280,386       $351,204
                                                                            ========       ========



   See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                      ALLEGIANT BANCORP, INC.
                                                 CONSOLIDATED STATEMENTS OF INCOME
                                                                  Years Ended                Nine Months Ended
                                                                  December 31,                 September 30,
                                                              -------------------           -------------------
                                                              1994           1995           1995           1996
                                                              ----           ----           ----           ----
                                                                                                (Unaudited)
                                                                     (In thousands, except per share data)
Interest income:
   Interest and fees on loans                              $    8,213     $   15,995     $   11,759     $   15,646
   Investment securities                                        1,726          2,965          2,155          2,580
   Federal funds sold and overnight investments                    55            292            120            121
                                                           ----------     ----------     ----------     ----------
Total interest income                                           9,994         19,252         14,034         18,347
                                                           ----------     ----------     ----------     ----------

Interest expense:
   Interest on deposits                                         3,824          9,047          6,400          8,609
   Interest on short-term borrowings                              550            703            522            947
   Interest on long-term debt                                     210          1,456          1,028          1,083
                                                           ----------     ----------     ----------     ----------
Total interest expense                                          4,584         11,206          7,950         10,639
                                                           ----------     ----------     ----------     ----------
Net interest income                                             5,410          8,046          6,084          7,708

Provision for possible loan losses (Note 2)                       849            977            717            950
                                                           ----------     ----------     ----------     ----------
Net interest income after provision for possible
  loan losses                                                   4,561          7,069          5,367          6,758
                                                           ----------     ----------     ----------     ----------

Other income:
   Service charges and other fees                                 513            658            497            683
   Net loss on sale of securities (Note 1)                         --             (4)            --             49
                                                           ----------     ----------     ----------     ----------
Total other income                                                513            654            497            732
                                                           ----------     ----------     ----------     ----------

Other expenses:
   Salaries and employee benefits (Note 9)                      1,655          2,809          2,004          2,399
   Operating expenses                                           2,109          2,816          2,190          2,783
                                                           ----------     ----------     ----------     ----------
Total other expenses                                            3,764          5,625          4,194          5,182
                                                           ----------     ----------     ----------     ----------

Income before income taxes                                      1,310          2,098          1,670          2,308

Provision for income taxes (Note 4)                               509            823            663            905
                                                           ----------     ----------     ----------     ----------

Net income                                                 $      801     $    1,275     $    1,007     $    1,403
                                                           ==========     ==========     ==========     ==========

Per share data:
Primary:
   Average adjusted Common Shares outstanding               1,520,222      2,056,432      1,913,039      2,367,965
   Net income                                              $      .53     $      .62     $      .53     $      .59

Fully diluted:
   Average adjusted Common Shares outstanding               1,521,000      2,152,869      1,913,039      2,367,965
   Net income                                              $      .53     $      .61     $      .53     $      .59


   See accompanying summary of accounting policies and notes to consolidated financial statements.


                                                      ALLEGIANT BANCORP, INC.
                                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                           Net
                                                                                                       unnrealized
                                                                                                       depreciation
                                                                                                       on available-      Total
                                                               Common        Capital        Retained     for-sale      shareholders'
                                                                stock        surplus        earnings    securities        equity
                                                               ------        -------        --------    ----------        ------
                                                                                     (In thousands)
Balance, January 1, 1994                                       $    6        $ 6,744         $  737     $       --        $ 7,487
   Net income                                                      --             --            801             --            801
   Cash dividends declared                                         --             --            (58)            --            (58)
   Issuance of Common Stock coinciding with:
      Acquisition of  Mortgage Company (Note 15)                    1            321             --             --            322
      Five-for-six stock split (Note 7)                             1             (1)            --             --             --
   Change in net unrealized gains (losses)
      on securities held available for sale (Note 1)               --             --                           (99)
                                                               ------        -------         ------     ----------        -------
Balance, December 31, 1994                                          8          7,064          1,480            (99)         8,453
   Net income                                                      --             --          1,275             --          1,275
   Cash dividends declared                                         --             --           (113)            --           (113)
   Issuance of Common Stock coinciding with:
      Two-for-three stock split (Note 7)                            5             (5)            --             --             --
      Exercise of Common Stock warrants                            --              8             --             --              8
      Private placement                                             5          4,256             --             --          4,261
      Various stock issuance plans                                 --             46             --             --             46
   Change in net unrealized gains (losses)
      on securities held available for sale (Note 1)               --             --                             8              8
                                                               ------        -------         ------     ----------        -------

   Balance, December 31, 1995                                  $   18        $11,369         $2,642     $     (91)        $13,938
                                                               ------        -------         ------     ----------        -------

   Net income                                                      --             --          1,403             --          1,403
   Cash dividends declared                                         --             --           (144)            --           (144)
   Issuance of Common Stock coinciding with:
      10 percent stock dividend (Note 17)                           2          2,168         (2,170)            --             --
      Exercise of Common Stock warrants                            --              4             --             --              4
      Various stock issuance plans                                 --             80             --             --             80
   Change in net unrealized gains (losses)
      on securities held available for sale (Note 1)               --             --             --             29             29
                                                               ------        -------         ------     ----------        -------

   Balance, September 30, 1996 (unaudited)                     $   20        $13,621         $1,731     $      (62)       $15,310
                                                               ======        =======         ======     ==========        =======


   See accompanying summary of accounting policies and notes to consolidated financial statements.

                                                      ALLEGIANT BANCORP, INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                       Years Ended                Nine Months Ended
                                                                       December 31,                  September
                                                                   -------------------           -------------------
                                                                   1994           1995           1995           1996
                                                                   ----           ----           ----           ----
                                                                                                     (Unaudited)
                                                                                     (In thousands)
OPERATING ACTIVITIES:
--------------------
     Net income                                                  $    801       $  1,275       $  1,007       $  1,403
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Depreciation and amortization                                362            520            244            513
         Provision for loan losses                                    849            977            717            950
         Loan recoveries                                               37              8             10             54
         Loss on sale of securities                                    --             (4)             4            (49)
         (Gain) on sale of fixed assets                                --             (6)            --             --
         Deferred tax provision                                      (287)          (176)            --             --
         Changes in assets and liabilities:
           Accrued interest and other assets                         (783)          (727)        (1,180)        (1,178)
           Accrued expenses and other liabilities                     934            (22)           (29)           130
                                                                 --------       --------       --------       --------
Cash provided by operating activities                               1,913          1,845            773          1,823
                                                                 --------       --------       --------       --------
INVESTING ACTIVITIES:
--------------------
     Proceeds from maturities of securities held to maturity        1,839         57,705         41,519         36,923
     Purchase of investment securities held to maturity           (14,386)       (67,667)       (54,970)       (31,415)
     Proceeds from maturities of securities available for sale         --             79             --         42,415
     Proceeds from sales of securities available for sale              --            996            988          2,085
     Purchase of investments securities available for sale         (5,427)       (23,420)        (2,428)       (39,014)
     Loans made to customers, net of repayments                   (51,826)       (60,461)       (45,753)       (93,126)
     Additions to premises and equipment                             (822)        (2,382)          (755)          (539)
     Proceeds from sale of fixed assets                                --             12             --             --
                                                                 --------       --------       --------       --------
Cash used in investing activities                                 (70,622)       (95,138)       (61,399)       (82,671)
                                                                 --------       --------       --------       --------
FINANCING ACTIVITIES:
--------------------
     Net increase in deposits                                      44,198         96,425         54,126         36,564
     Net proceeds from repurchase agreements                       15,313         (3,298)        (8,767)        32,852
     Proceeds from issuance of long-term debt                       6,104         19,315         (1,200)            --
     Repayments of long-term debt                                      --         (9,400)        19,315            (39)
     Proceeds from issuance of Common Stock                            --          4,269          4,337              4
     Payment of dividends                                             (58)          (113)           (78)          (138)
                                                                 --------       --------       --------       --------
Cash provided by financing activities                              65,557        107,198         67,733         69,243
                                                                 --------       --------       --------       --------
Net increase (decrease) in cash and cash equivalents               (3,152)        13,905          7,107        (11,605)
Cash and cash equivalents, beginning of year                        8,930          5,778          5,778         19,683
                                                                 --------       --------       --------       --------
Cash and cash equivalents, end of year                           $  5,778       $ 19,683       $ 12,885       $  8,078
                                                                 ========       ========       ========       ========


See accompanying summary of accounting policies and notes to consolidated financial statements.

                            ALLEGIANT BANCORP, INC.
                         SUMMARY OF ACCOUNTING POLICIES


   Basis of Accounting. The accompanying consolidated financial statements include the accounts of Allegiant Bancorp, Inc. (the "Company") and its subsidiaries, Allegiant Bank, (as used herein the "Bank" refers to Allegiant Bank for periods subsequent to such merger and to Allegiant Bank and Allegiant State Bank, collectively, prior to such time) and Allegiant Mortgage Company (see Note 15). The financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices applicable to the banking industry. Significant intercompany transactions and amounts have been eliminated.

   Business. The Bank provides a full range of banking services to individual and corporate customers in the St. Louis, Missouri metropolitan area as well as Northeast Missouri. The Bank is subject to intense competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

   Investment Securities. The Company categorizes each security within its portfolio into one of three permitted classifications at the time of purchase and reevaluates such designation as of each balance sheet date.

   Held-to-maturity securities are securities which the Company has the ability and positive intent to hold to maturity. Such securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The adjusted cost of specific securities is used to compute gains and losses on sales and redemptions.

   Trading securities, including options used in trading activities, are purchased with the intent for resale within a short period of time in anticipation of short-term market movements, and are stated at estimated market value. Gains and losses, both realized and unrealized, on trading securities are included in other non-interest income.

   Available-for-sale securities include all debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading. Available-for-sale securities are stated at estimated market value. Unrealized holding gains and losses are reported net of taxes as a separate component of stockholders' equity until realized. Realized gains and losses are computed based on cost adjusted for amortization of premiums and accretion of discounts and included in other non-interest income.

   Dividends and interest income on all securities are included in interest income.

   Allowance for Possible Loan Losses. The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, potential future loan losses on loans to specific customers and/or industries, and other pertinent factors that management believes require current recognition in estimating possible loan losses.

                            ALLEGIANT BANCORP, INC.
                         SUMMARY OF ACCOUNTING POLICIES


   Real Estate Owned. Real estate acquired in settlement of loans is initially recorded at the lower of fair market value less estimated selling costs, of the assets received or the recorded investment in the loan at date of foreclosure. Any adjustment to fair market value is charged against the allowance for real estate. Subsequent write-downs are charged against operating expense including charges relating to operating, holding or disposing of the property. Real estate owned was approximately $9,000 at December 31, 1995.

   Bank Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to operations as incurred.

   Loans. Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest income generally is discontinued when, in the opinion of management, the collection of interest is unlikely. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed, and interest accrued in prior years is charged to the reserve for loan losses. Interest income on these loans is reported on the cash basis as it is collected. Loan fees and direct costs of loan originations are deferred and amortized over the life of the loans under methods approximating the interest method.

   Cost in Excess of Fair Value of Net Assets Acquired. Goodwill, which represents the excess of the cost of purchased assets over the fair value of their net assets at date of acquisition, is being amortized on the straight-line method over 15 years.

   Income Taxes. Income taxes are accounted for under the asset and liability method in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of the assets and liabilities of the Company.

   Off-Balance Sheet Financial Instruments. In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

   Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

   Purchased Mortgage Servicing Rights. The cost of loan servicing rights purchased is amortized in proportion to, and over the period of, estimated net servicing revenues. The cost of loan servicing rights and the amortization thereof is periodically evaluated in relation to estimated future net servicing revenues. The Bank evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the purchased portfolio based on management's best estimate of remaining loan lives.

                            ALLEGIANT BANCORP, INC.
                         SUMMARY OF ACCOUNTING POLICIES



   Earnings Per Share. Primary per share information is determined using the weighted average number of common and dilutive common equivalent shares outstanding. Fully diluted per share information assumes full conversion of all dilutive convertible securities into Common Stock at the later of the beginning of the year or the date of issuance of the dilutive convertible securities.

   Reclassifications. Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 presentation. These reclassifications had no effect on net income.

   Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.


   Accounting Changes. In October 1994, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments ("SFAS 119"). The adoption of SFAS 119 is required for fiscal years beginning after December 15, 1995. The statement requires disclosures about derivative financial instruments and other financial instruments with similar characteristics that are not subject to SFAS 105, Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk. The accounting for derivative financial instruments remains unchanged. The Bank does not hold financial instruments, other than those comprehended within SFAS 105.
There was no impact of adopting SFAS 119 on the financial statements of the Company.


   In March 1995, the FASB issued its Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, SFAS 121 requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying amount or fair value less costs to sell. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

   In May 1995, the FASB issued its Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights (SFAS 122"), an Amendment of FASB Statement No. 65. SFAS 122 requires entities to allocate the cost of acquiring or originating mortgage loans between the mortgage servicing rights and the loans, based on their relative fair values, if the bank sells or securitizes the loans and retains the mortgage servicing rights. In addition, SFAS 122 requires entities to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 is effective for fiscal years beginning after December 15, 1995. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

                            ALLEGIANT BANCORP, INC.
                         SUMMARY OF ACCOUNTING POLICIES


   In October 1995, the FASB issued its Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 but encourages the adoption of a new accounting method based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method are required to provide expanded footnote disclosures, including pro forma net income and earnings per share, determined as if the company had applied the new method. SFAS No. 123 is required to be adopted prospectively beginning January 1, 1996. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.

   Interim Financial Information. The interim financial information at September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 is unaudited. However, in the opinion of management, such information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. The interim results are not necessarily indicative of results for any future period.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. INVESTMENT SECURITIES:

   The book value and estimated market value of investment securities are as follows:


                                                           Securities Available for Sale
                                                                    December 31,
                                              -----------------------------------------------------
                                                                      1995
                                              -----------------------------------------------------
                                                              Gross          Gross
                                              Amortized     Unrealized     Unrealized        Fair
                                                 Cost        Profits         Losses          Value
                                               --------     ----------     ----------       -------
                                                                  (In thousands)
Equity securities                              $ 2,703           $ --          $  --        $ 2,703
U.S. government and
   agency securities                            23,456             --           (188)        23,268
Mortgage backed securities                       1,997             52             --          2,029
                                               -------           ----          -----        -------
Total                                          $28,136           $ 52          ($188)       $28,000
                                               =======           ====          =====        =======

                                                            Securities Held-to-Maturity
                                                                    December 31,
                                              -----------------------------------------------------
                                                                      1995
                                              -----------------------------------------------------
                                                              Gross          Gross
                                              Amortized     Unrealized     Unrealized        Fair
                                                 Cost        Profits         Losses          Value
                                               --------     ----------     ----------       -------
                                                                  (In thousands)
U.S. government and
   agency securities                           $33,527           $ 47          ($496)       $33,078
State and municipal
   securities                                      930             15             --            945
Mortgage backed securities                      10,754            265             --         11,019
                                               -------           ----          -----        -------
Total                                          $45,211           $327          ($496)       $45,042
                                               =======           ====          =====        =======


   Investment securities with a carrying value of approximately $24,518,000 at December 31, 1995 were pledged to secure public deposits, securities sold under the agreements to repurchase and for other purposes as required by law.

   In accordance with the transition provisions of A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, issued by the Financial Accounting Standards Board in November 1995, the Bank transferred securities with an amortized cost of approximately $7,707,000 from the held-to-maturity to the available-for-sale category on December 28, 1995. The net unrealized loss on the securities transferred amounted to approximately $157,000.

   The book value and estimated market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                December 31, 1995
                                              -----------------------------------------------------
                                               Securities to be held            Securities
                                                    to maturity              available-for-sale
                                              -----------------------       -----------------------
                                              Amortized        Fair         Amortized        Fair
                                                cost           value          cost           value
                                              -----------------------       -----------------------
                                                                (In thousands)
Due in one year or less                        $24,645        $24,204        $21,389        $21,213
Due from one year to five years                  9,603          9,604          4,770          4,758
Due from five years to ten years                   184            190             --             --
Due after ten years                                 25             25             --             --
                                               -------        -------        -------        -------
   Subtotal                                     34,457         34,023         26,159         25,971
Mortgage backed securities                      10,754         11,019          1,977          2,029
                                               -------        -------        -------        -------
Total                                          $45,211        $45,042        $28,136        $28,000
                                               =======        =======        =======        =======

   Gross realized losses on sales of securities available for sale were as follows:

                                                            December 31,
                                                               1995
                                                            ------------
                                                           (In thousands)
   Gross realized losses:
   U.S. government and agency securities                       $   (4)
                                                               ------
   Total                                                       $   (4)
                                                               ======


NOTE 2. LOANS:

   The components of loans in the consolidated balance sheets are as follows:

                                                          December 31,
                                                              1995
                                                          ------------
                                                         (In thousands)

   Commercial                                                $ 40,518
   Real estate                                                124,055
   Real estate construction                                     8,777
   Installment and other                                        8,379
   Less unearned income                                          (185)
                                                             --------
   Total loans                                                181,544
   Less allowance for possible loan losses                     (2,130)
                                                             --------
   Total loans less allowance for possible loan losses       $179,414
                                                             ========

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Transactions in the allowance for possible loan losses were as follows:

                                                            December 31,
                                                                1995
                                                            ------------
                                                           (In thousands)
   Balance, beginning of period                                $1,455
   Loans charged off                                             (310)
   Recoveries                                                       8
                                                               ------
   Net loans charged off                                         (302)
   Provision for possible loan losses                             977
                                                               ------
   Balance, end of year                                        $2,130
                                                               ======


   Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. The adoption of these new accounting standards had no effect on the operating results of the Company for the year ended December 31, 1995. Prior financial statements have not been restated to apply the provisions of these new accounting standards.

   Under the new accounting standards, a loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts accounting to the contractual terms of the loan agreement excluding smaller balance homogenous loans such as consumer installment loans and residential mortgages. The allowance for loans losses ("ALL") and corresponding charge to bad debt expense is related to loans identified as impaired and is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For impaired loans that are not collateral-dependent, the ALL is based upon the excess of the loan's current outstanding principal balance over the current estimate of the future cash flows on the loan, discounted at the loan's effective interest rate. Prior to 1995, the ALL for loans which would have qualified as impaired under the new accounting standard was primarily based upon the estimated fair market value of the related collateral.

   For impaired loans that are on non-accrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a non-accrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to collect in full, the remaining principal balance of the loan.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The following table relates to the Company's impaired loans as of and for the year ended December 31, 1995:

                         (In thousands)

   Impaired loans with a specific ALL                          $   --

   Impaired loans with no specific ALL                             --
                                                               ------

   Total Impaired Loans                                        $   --
                                                               ======

   Interest income on impaired loans for the period:

       Recorded on an accrual basis                            $   --
                                                               ======

       Recorded on a cash basis                                $   --
                                                               ======


   Additionally, there is no specific allowance for loan losses for impaired loans.


NOTE 3. BANK PREMISES AND EQUIPMENT:

   Premises and equipment at December 31, 1995 is summarized as follows:

                                                            December 31,
                                                               1995
                                                            ------------
                                                           (In thousands)
   Land                                                        $1,171
   Bank premises                                                2,106
   Furniture, equipment and automobiles                         2,584
                                                               ------
   Total premises and equipment                                 5,861
   Less accumulated depreciation                               (1,258)
                                                               ------
   Total premises and equipment less accumulated depreciation  $4,603
                                                               ======

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4. INCOME TAXES:

   The Company's results include income tax expense as follows:

                                                              December 31,
                                                                  1995
                                                              ------------
                                                             (In thousands)
Current                                                          $999
Deferred                                                         (176)
                                                                 ----
Total                                                            $823
                                                                 ====


   The tax effects of temporary differences that gave rise to the deferred tax assets and liabilities are presented below:

                                                              December 31,
                                                                 1995
                                                              ------------
                                                             (In thousands)
Deferred Tax Assets:
   Reserve for possible loan losses                              $594
   Deferred loan fees                                              60
   Deferred compensation                                           19
   Foreclosed property                                             --
   Other, net                                                      53
                                                                 ----
Total deferred tax assets                                         726
                                                                 ----
Deferred Tax Liabilities:
   Depreciation                                                  (241)
                                                                 ----
   Mark-to-market securities adjustments                          (46)
   Other                                                           (3)
                                                                 ----
Total deferred tax liabilities                                   (290)
                                                                 ----
Net deferred tax assets                                          $436
                                                                 ====


   No deferred tax asset valuation allowance was considered necessary at December 31, 1995.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

                                                                             December 31,
                                                                                 1995
                                                                             ------------
                                                                            (In thousands)
Computed "expected" tax expense                                                 $713
Tax-exempt income                                                                (24)
State and local income taxes, net of federal tax benefits                        104
Goodwill amortization                                                             23
Other, net                                                                        (7)
                                                                                ----
Total tax expense                                                               $823
                                                                                ====

NOTE 5. SHORT-TERM BORROWINGS:

   Short-term borrowings were as follows:

                                             December 31,
                                                 1995
                                             ------------
                                            (In thousands)
   Federal funds purchased                     $    --
   Repurchase agreements                         4,108
   Federal Home Loan Bank advances              10,000
                                               -------
   Total short-term borrowings                 $14,108
                                               =======


   As of December 31, 1995, $4.1 million of short-term borrowings were secured by investment securities classified as HTM.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. LONG-TERM DEBT:

   Long-term debt consists of the following:

                                                           December 31,
                                                           ------------
                                                              1995
                                                           ------------
                                                          (In thousands)
Note payable to financial institution, interest
   payable at prime (8.5% on December 31, 1995),
   payable in principal payments of $400,000
   on November 30, 1996 and the
   remaining balance on January 31, 1997.
   The note is secured by Bank stock                          $ 4,800

Notes payable to FHLB, various interest rates from
   5.62% to 7.87% principal balance due from
   March 28, 1997 to September 12, 2000.
   Secured by stock in FHLB and certain loans                  11,100

Convertible subordinated debentures with certain
   stockholders, interest payable at prime plus 2%
   (with a minimum floor of 10%), maturing on
   September 30, 1999                                             504

Subordinated debentures with certain stockholders,
   interest payable at prime plus 3% (with a minimum
   floor of 10%), maturing on May 31, 2002                      3,315
                                                              -------
Total long-term debt                                          $19,719
                                                              =======

   Under the terms of the note payable to the financial institution, the Company or its subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The Convertible Debentures are convertible into shares of the Company's Common Stock at a conversion price of $ 8.73 per share, subject to adjustment in certain circumstances. The prime plus 2% and the prime plus 3% Debentures are redeemable, in whole or in part, at the option of the Company, subject to certain conditions, and are subordinate to all senior debt of the Company. The Prime plus 2% Debentures, if redeemed by the Company, will be redeemed at declining premiums. A summary of annual principal reductions of long-term debt is as follows:

 Year Ending                         Annual principal reductions
 -----------                         ---------------------------
                                            (In thousands)
   1996                                        $   400
   1997                                          8,500
   1998                                          3,000
   1999                                          1,004
   2000                                          2,000
   Thereafter                                    4,815
                                               -------
   Total                                       $19,719
                                               =======


NOTE 7. STOCK DIVIDEND:

   On November 18, 1993, the Board of Directors approved a six-for-five stock split of the Company's Common Stock in the form of a 20% stock dividend for shareholders of record as of December 1, 1993, subsequently paid on January 15, 1994.

   On October 20, 1994, the Company's Board of Directors approved a two-for-three stock split, in the form of a stock dividend for shareholders of record as of December 15, 1994, subsequently paid on January 15, 1995.

   In connection with both stock splits, Common Stock was credited and capital surplus was charged for the aggregate par value of the shares that were issued. The stated par value of each share was not changed from $.01. All share and earnings per share disclosures have been restated to retroactively reflect the aforementioned stock splits.


NOTE 8. RELATED PARTIES:

   The Company and the Bank have entered into transactions with its directors, significant stockholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1994 and 1995 was $7,214,000 and $7,107,000, respectively.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Additionally, the Company issued subordinated debentures to certain stockholders in aggregate principal amount of $504,000 and $3,315,000 in 1994 and 1995, respectively. See Note 6 for terms of the agreements.

   During 1995, the Company borrowed $1,200,000 from an affiliate of a company director and stockholder. The loan plus $12,000 in interest was repaid after one month.


NOTE 9. EMPLOYEE BENEFITS:

   The Company has a defined contribution pension plan in effect for substantially all full-time employees. Salaries and employee benefits expense include in $12,192 in 1994 and $27,663 in 1995, for such plans. Contributions under the defined contribution plan are made at the discretion of Company management.


NOTE 10. INCENTIVE PLANS:

   Incentive Stock Options. The Company had stock options outstanding under various plans at December 31, 1995. The status of stock options is summarized as follows:


                                                                                Years Ended December 31,
                                                                                           1995
                                                                             ---------------------------------
                                                                             Shares            Price Per Share
                                                                             ------            ---------------
Options:
   Granted                                                                        --                      --
   Exercised                                                                      --                      --
   Canceled                                                                    7,058             $5.95-$6.45
Outstanding                                                                  339,957             $4.14-$6.45
Exercisable                                                                  308,497             $4.14-$6.45

   Phantom Stock Plan. In December 1994, the Company's Board of Directors approved a Phantom Stock Plan for the President, under which the Company agreed to pay a cash award to the President of the Company based on the increase in book value on 48,400 shares of Common Stock, from December 31, 1994 until the earlier of December 31, 1998 or the year immediately preceding the year the President's employment terminates. The annual provision under this plan for the year ended December 31, 1995, was approximately $55,000. This amount is included in other liabilities in the accompanying balance sheet.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11. COMMITMENTS AND CONTINGENCIES:

   Leases. The Bank leases various banking facilities under operating leases expiring at various dates through December 31, 2005. These operating leases have options to renew. Future minimum lease payments required under operating leases which have initial or remaining non-cancelable terms in excess of one year as of December 31, 1995, are approximately as follows:

Year Ending
December 31,                                 (In thousands)
------------                                 --------------
   1996                                           $139
   1997                                            143
   1998                                            139
   1999                                            128
   2000                                             28
   Thereafter                                      186
                                                  ----

   Total minimum lease payments                   $763
                                                  ====

   Total rent expense amounted to approximately $121,000 in 1995.


NOTE 12. CONCENTRATIONS OF CREDIT:

   Substantially all of the Bank's loans, commitments and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in
Note 2. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.


NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS:

   FAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Intangible values assigned to customer relationships are not included in reported fair values. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying value of the Company.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments, which are held for purposes other than trading:

   Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and due from banks and federal funds sold approximate those assets' fair values.

   Securities: Fair values for held-to-maturity and available-for-sale securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available for a specific security, fair values are based on quoted market prices of comparable instruments.

   Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values for non-performing loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.

   Deposits: The fair values disclosed for deposits generally payable on demand, such as non-interest bearing checking accounts, savings accounts, NOW accounts and market rate deposit accounts, are by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term market rate deposit accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar remaining maturities to a schedule of aggregated monthly maturities on time deposits.

   Short-Term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values at the reporting date.

   Long-Term Debt: The fair value of the Company's long-term debt is based on quoted market prices for similar issues or estimates using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of debt instruments.

   Off-Balance Sheet Financial Instruments: The fair values of loan commitments and letters of credit are determined using estimated fees currently charged to enter into similar agreements. The fair values of these instruments were not significant to the Company's consolidated financial position.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The carrying amount and estimated fair values of the values of the Company's remaining financial instruments were as follows:



                                                               December 31, 1995
                                                           ------------------------
                                                                               Fair
                                                           Carrying Amount    Value
                                                           ---------------    -----
                                                                  (In thousands)
FINANCIAL ASSETS:
   Cash and due from banks and short-term investments        $ 19,683       $ 19,683
   Held-to-maturity securities                                 45,211         45,042
   Available-for-sale securities                               28,136         28,000
   Net loans                                                  179,414        179,733

FINANCIAL LIABILITIES:
   Deposits                                                  $231,309       $231,227
   Short-term borrowings                                       14,108         14,108
   Long-term debt                                              19,719         18,691


NOTE 14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

   In the normal course of business, the Company offers a variety of financial products to its customers to aid them in meeting their requirements for liquidity, credit enhancement and interest rate protection. Generally accepted accounting principles recognize these transactions as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. Following is a discussion of these transactions.

   Letters of Credit: These transactions are used by the Company's customers as a means of improving their credit standing in transactions with unaffiliated third parties. Under these agreements, the Company agrees to honor certain financial commitments in the event that its customers are unable to do so. Net outstanding standby letters of credit amounted to $1,246,000 at December 31, 1995. There were no commercial letters of credit outstanding as of December 31, 1995.

   Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of the Company's reserve for loan losses. Management does not anticipate any material losses as a result of the letters of credit.

   Loan Commitments: At December 31, 1995, the Company had commitments outstanding to extend credit totaling approximately $51,953,000. These commitments generally require the customers to maintain certain credit standards. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counter party and generally consists of certificates of deposit, marketable securities or deeds of trust, in addition to various other forms of collateral such as accounts receivable, inventory and fixed assets.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUBSIDIARIES:

   Acquisitions: Effective November 15, 1994, the Company purchased certain assets of Georgetown Mortgage Corporation. The acquisition was accounted for as a purchase and, accordingly, the results of operations, which were not material, were included in the consolidated financial statements from the acquisition date. The total cost of the acquisition of $322,000 was funded by the issuance of shares of the Company's Common Stock.

   Subsidiary Merger: Effective January 27, 1995, Allegiant State Bank was merged into Allegiant Bank.


NOTE 16. REGULATORY MATTERS:

   The Bank is subject to dividend restrictions set forth by federal and state banking laws and regulations. Under such restrictions, the Bank may not, without prior approval, declare dividends in excess of retained earnings subject to restrictions under existing debt covenants as disclosed in Note 6. Under these statutes, as of December 31, 1995, the Bank had a maximum of approximately $2.8 million available for dividend payments to the Company.

   The Bank is required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets, a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets and a minimum of 4% for the leverage ratio.

   As of December 31, 1995 the Bank's capital ratios were as follows:

                                                 Bank
                                                 ----
   Risk-based capital ratio                     14.70%
   Tier 1 capital ratio                          7.81%
   Leverage ratio                                8.54%

NOTE 17. SUBSEQUENT EVENTS:

   Stock Dividend: On October 19, 1995, the Board of Directors declared a 10% stock dividend to shareholders of record on January 2, 1996, paid on January 15, 1996. The transaction was valued based on the closing market price of the Company's stock on January 2, 1996. Retained earnings were charged $2,170,000 as a result of the increase of 180,821 shares of the Company's Common Stock. Accordingly, all shares and per share data have been restated to reflect the split.

   Cash Dividend: On February 15, 1996, the Board of Directors declared a cash dividend of 2.5 cents per share to shareholders of record on March 29, 1996, payable on April 15, 1996.

                           ALLEGIANT BANCORP, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SUPPLEMENTAL CASH FLOW INFORMATION:

   The Company paid income taxes of $1,392,000 during the year ended December 31, 1995. The Company also paid interest in the amount of $10,346,000 during the year ended December 31, 1995.

   Non-cash investing activities, were as follows:

                                                              December 31,
                                                                 1995
                                                              ------------
                                                             (In thousands)
   Loans transferred to foreclosed property                       $12

                    ALLEGIANT BANCORP, INC.

                SUBSCRIPTION RIGHTS CERTIFICATE

SUBSCRIPTION                                        NUMBER OF
NUMBER                                              RIGHTS
------                                              ------


         SUBSCRIPTION RIGHT FOR SHARES OF COMMON STOCK

                       This Certifies that





                       Is the Owner of

      EXPIRATION DATE: February 24, 1997, unless extended
      SUBSCRIPTION PRICE:  $9.375

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS (THE "PROSPECTUS"), DATED JANUARY ____, 1997, OF ALLEGIANT BANCORP, INC. (THE "COMPANY") AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM THE COMPANY AT 7801 FORSYTH BOULEVARD,
ST. LOUIS, MISSOURI 63105 (314-726-5000). CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE PROSPECTUS.

THIS SUBSCRIPTION CERTIFICATE (THE "SUBSCRIPTION CERTIFICATE") OR
A NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY ALLEGIANT
BANK (THE "SUBSCRIPTION AGENT") WITH PAYMENT, IN FULL, BY 5:00 P.M., ST. LOUIS TIME, ON FEBRUARY 24, 1997, UNLESS EXTENDED BY THE
COMPANY (THE "EXPIRATION DATE").

THE RIGHTS PRESENTED BY THIS SUBSCRIPTION CERTIFICATE, IN WHOLE OR IN PART, MAY BE EXERCISED BY DULY COMPLETING AND SIGNING THE EXERCISE FORM. RIGHTS HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROSPECTUS AND INSTRUCTIONS FOR COMPLETING SUBSCRIPTION CERTIFICATES, ADDITIONAL COPIES OF WHICH ARE AVAILABLE FROM THE COMPANY. AN EXERCISE OF RIGHTS EVIDENCED HEREBY IS IRREVOCABLE.

This nontransferable Subscription Certificate represents the number of Rights set forth above. The registered holder whose name is inscribed hereon (the "Holder") is entitled to subscribe for and purchase from the Company at the Subscription Price, 0.25 shares of common stock, $0.01 par value (the "Common Stock"), of the Company for each whole Right evidenced hereby upon the terms and subject to the conditions set forth in the Prospectus and the Instructions for Completing Subscription Certificates. Common Stock subscribed for pursuant to exercise of the Subscription Right shall be delivered as soon as practicable after the subscriptions have been accepted by the Subscription Agent. This Subscription Certificate also evidences the right of the Holder to subscribe for additional shares of Common Stock, subject to proration and to the conditions set forth herein and in the Prospectus. Common Stock, subscribed for pursuant to the Oversubscription Privilege shall be delivered as soon as practicable after the Expiration Time and after all prorations have been effected.

Dated: January ____, 1997.


ALLEGIANT BANCORP, INC.
                                                 [SEAL]

BY:_______________________________     BY:____________________________
   Kevin R. Farrell, Secretary            Marvin S. Wool, Chairman and
                                          Chief Executive Officer

   FORM OF INSTRUCTIONS FOR COMPLETING SUBSCRIPTION CERTIFICATES

IMPORTANT:  PLEASE READ ALL INSTRUCTIONS CAREFULLY.

                         EXERCISE FORM

    The undersigned hereby irrevocably exercises one or more Rights to subscribe for shares of Common Stock of Allegiant Bancorp, Inc., as indicated below, on the terms and subject to the conditions specified in the Prospectus, receipt of which is hereby acknowledged.

(a) Number of shares subscribed for pursuant to the Subscription Right:

    ---------------------------------------------------------------------.

(b) Number of shares subscribed for pursuant to the Oversubscription
    Privilege:

    ---------------------------------------------------------------------.

(c) Total shares (sum of lines (a) and (b)):

    ---------------------------------------------------------------------.

(d) Total subscription price (total number of shares subscribed for pursuant to both the Subscription Right and the Oversubscription Privilege multiplied by the Subscription Price of $9.375):

    ----------------------------------------------------------------------

(e) Method of Payment (check and complete appropriate box(es)):

    -------- Uncertified, certified or cashier's check, bank draft or money order in the amount of $------------- payable to Allegiant Bancorp, Inc.

    -------- Wire transfer in the amount of $------------ directed to Allegiant Bank, Subscription Agent, ABA No. 081000728, Allegiant Bancorp, Inc., Rights Offering DDA
               No. 100010061, Attention: Kay Weber. Indicate name of institution wire transferring funds and name of registered owner.

(f) Name in which shares subscribed for are to be registered if a name other than the name of the record owner. (Note:
    Rights are non-transferable, but may be exercised by the beneficial owner of the shares in any form of ownership pursuant to which such person has beneficial ownership):

    ---------------------------------------------------------------------.
    Address:--------------------------------------------------------------
    Taxpayer Identification Number (Note: For most individual taxpayers, the Taxpayer Identification Number is such person's Social Security Number):--------------------------------------------------------------

CERTIFICATION - Under penalties of perjury, the undersigned certifies that (i) the number provided on the line above is my correct taxpayer identification number and (ii) I am not subject to backup withholding.

IMPORTANT: RIGHTS HOLDERS SIGN BELOW. THE EXERCISE OF YOUR
RIGHTS WILL NOT BE VALID UNLESS YOU SIGN BELOW.



Dated:-------------------     --------------------------------------------
                              (Signature(s) of Registered Holders(s))

This Subscription Certificate must be signed by the registered holder(s) as name(s) appear(s) on this Subscription Certificate. If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information. See Instructions for Completing Subscription Certificates. Please Print.

Name:-------------------------------------------------------------------------

Capacity (full title):--------------------------------------------------------

Address (including zip code):-------------------------------------------------

Home Telephone Number                   Business Telephone Number
(including area code):----------------  (including area code):----------------

Tax Identification Number or Social Security Number:--------------------

1. To exercise the Oversubscription Privilege, the undersigned must fully exercise the Subscription Right.

2. If the aggregate Subscription Price paid by an exercising Rights holder is insufficient to purchase the number of shares of Common Stock that such holder indicates are being subscribed for, or if any exercising Rights holder does not specify the number of shares of Common Stock to be purchased, then such Rights holder will be deemed to have exercised first the Subscription Right in full and second the Oversubscription Privilege to purchase shares of Common Stock to the full extent of the payment rendered (subject to the limitation on the maximum number of shares permitted and to proration under certain circumstances as described in the Prospectus). If the aggregate Subscription Price paid by an exercising Rights holder exceeds the amount necessary to purchase the number of shares of Common Stock for which the Rights holder has indicated an intention to subscribe, then the Rights holder will be deemed to have exercised first the Subscription Right (if not already fully exercised) and second the Oversubscription Privilege to the full extent of the excess payment tendered (subject to the restrictions described above). Any excess funds received in payment of the Subscription Price for shares that are subscribed for by a Rights holder but not allocated to such Rights holder pursuant to the Oversubscription Privilege will be mailed by the Subscription Agent as soon as practicable after the Expiration Time and after all prorations and adjustments as described in the Prospectus have been effected.

======================================================================

No person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Allegiant Bancorp, Inc. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of Allegiant Bancorp, Inc. since the date hereof.


                                             TABLE OF CONTENTS
                                                                                               Page
                                                                                               ----
   Preliminary Prospectus                                                                         1
   Available Information                                                                          3
   Incorporation of Certain Information by Reference                                              3
   Prospectus Summary                                                                             5
   Risk Factors                                                                                   9
   The Offering                                                                                  12
   Use of Proceeds                                                                               17
   Price Range of Common Stock and Dividends                                                     18
   Capitalization                                                                                19
   Selected Consolidated Financial Data                                                          20
   Management's Discussion and Analysis of Financial Condition and Results of Operations         22
   Business                                                                                      47
   Supervision and Regulation                                                                    51
   Management                                                                                    54
   Security Ownership by Management                                                              57
   Shares Eligible for Future Sale                                                               58
   Description of Common Stock                                                                   59
   Legal Matters                                                                                 60
   Experts                                                                                       60
   Index to Consolidated Financial Statements                                                    61
   Form of Subscription Rights Certificate                                                      A-1

======================================================================


======================================================================

                               Allegiant
                        [LOGO] Bancorp, Inc.




                            567,750 SHARES


                              ALLEGIANT
                            BANCORP, INC.

                            COMMON STOCK





----------------------------------------------------------------------
                             PROSPECTUS
----------------------------------------------------------------------





THE OFFERING COVERED BY THIS PROSPECTUS WILL EXPIRE ON FEBRUARY 24, 1997 UNLESS ALLEGIANT BANCORP, INC., IN ITS SOLE DISCRETION, SHALL EXTEND THIS OFFER.





======================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
----------------------------------------------------

   It is expected that the following expenses, all of which will be paid by the Company, will be incurred in connection with the registration and distribution of the securities being offered (all such fees except the Securities and Exchange Commission filing fee are estimated):


   Securities and Exchange Commission filing fee             $  1,613
   Nasdaq Listing Fee                                          11,400
   Legal fees and expenses                                     50,000
   Accounting fees and expenses                                25,000
   Printing and engraving                                       3,000
   Miscellaneous                                                8,987
                                                             --------
     Total                                                   $100,000
                                                             ========


Item 15. Indemnification of Officers and Directors
--------------------------------------------------

   Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

   Article XII of the By-Laws of the Company provides that the Company shall extend to its directors and officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7).

   Pursuant to directors' and officers' liability insurance policies, with total annual limits of $2,000,000, the Company's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Company, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Company.

Item 16. Exhibits
-----------------

   See Exhibit Index.

Item 17.  Undertakings
----------------------


      (1)   The undersigned Company hereby undertakes:

            (a) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                  (i) To include any Prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement
            (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus has been sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (5)   The undersigned registrant hereby undertakes that:

            (a) For purposes of determining any liability under the Securities Act, the information omitted from the form prospectus filed as a part of this registration statement in reliance upon Rule 430A and contain in the form prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

            (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on January 21, 1997.


                                 ALLEGIANT BANCORP, INC.


                                 By: /s/ Shaun R. Hayes
                                    ----------------------------------
                                    Shaun R. Hayes, President





   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             Signature                               Title                                            Date
             ---------                               -----                                            ----

/s/ Marvin S. Wool                            Chairman of the Board,                            January 21, 1997
--------------------------------------        Chief Executive Officer
Marvin S. Wool                                and Director
Principal Executive Officer


/s/ Shaun R. Hayes                            President and Director                            January 21, 1997
--------------------------------------
Shaun R. Hayes
Principal Financial Officer


                                    II-3

             Signature                               Title                                            Date
             ---------                               -----                                            ----


/s/ S. Kay Weber                              Assistant Secretary                               January 21, 1997
--------------------------------------
S. Kay Weber
Principal Accounting Officer


<F*>                                          Director                                          January 21, 1997
--------------------------------------
Kevin R. Farrell


<F*>                                          Director                                          January 21, 1997
--------------------------------------
C. Virginia Kirkpatrick


<F*>                                          Director                                          January 21, 1997
--------------------------------------
Lee S. Wielansky


<F*>                                          Director                                          January 21, 1997
--------------------------------------
Leon A. Felman


<F*>                                          Director                                          January 21, 1997
--------------------------------------
Charles E. Polk, Jr.


<F*>                                          Director                                          January 21, 1997
--------------------------------------
John T. Straub


<F*>                                          Director                                          January 21, 1997
--------------------------------------
Leland B. Curtis


                                              By: /s/ Shaun R. Hayes
                                                 -----------------------------------
                                                 Shaun R. Hayes, Attorney-in-fact

<F*>Shaun R. Hayes, by signing his name hereto, does sign this document on behalf of the persons named above pursuant to a power of attorney duly executed by such persons.



                                      EXHIBIT INDEX
                                      -------------
Exhibit
Number                                Description                                    Page
-------                               -----------                                    ----
4.1                 Form of Subordinated Convertible Debenture, filed as
                    Exhibit 4.1 to the Company's Registration Statement
                    on Form 10-SB (Reg. No. 0-26350) is hereby
                    incorporated by reference.

4.2                 Form of Stock Certificate for Common Stock, filed as
                    Exhibit 4.2 to the Company's Registration Statement on Form 10-SB (Reg. No. 0-26350) is hereby incorporated by reference.

4.3 Form of Warrant Agreement, filed as Exhibit 4.3 to the Company's Registration Statement on Form 10-SB
                    (Reg. No. 0-26350) is hereby incorporated by reference.

4.4                 Form of Junior Subordinated Debenture, filed as
                    Exhibit 4.4 to the Company's Registration Statement on Form 10-SB (Reg. No. 0-26350) is hereby incorporated by reference.

5.1                 Legal Opinion of Thompson Coburn.<F1>

12.1                Statements re:  Computation of Ratios.

23.1                Consent of BDO Seidman, L.L.P.

24.1 Power of Attorney (included on signature page hereto).

<F1> Previously filed.


                                    II-5